Exhibit 4.17

MASTER COLLABORATION AND LICENSE AGREEMENT

by and between

IMMATICS BIOTECHNOLOGIES GMBH

and

MODERNATX, INC.

Dated as of September 7, 2023

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

LIST OF EXHIBITS

Exhibit A	TCER Collaboration
Exhibit B	Database / Vaccine Collaboration
Exhibit C	Combination Collaboration

CONFIDENTIAL

MASTER COLLABORATION AND LICENSE AGREEMENT

This MASTER COLLABORATION AND LICENSE AGREEMENT (this “Agreement”) is entered into and made effective as of September 7, 2023 (the “Execution Date”) by and between Immatics Biotechnologies GmbH, a German corporation (“Immatics”), and ModernaTX, Inc., a Delaware corporation (“Moderna”). Moderna and Immatics are each referred to herein as a “Party” or, together, as the “Parties.”

RECITALS

WHEREAS, Immatics is a drug discovery company;

WHEREAS, Moderna possesses expertise in the development and commercialization of mRNA therapeutics;

WHEREAS, the Parties have identified certain Research Programs (as defined below) to potentially develop and commercialize products employing Immatics technologies and Moderna’s technologies, on the terms and conditions set forth herein; and

WHEREAS, the Parties are, concurrently with this Agreement, entering into one or more Project Agreements (as defined below) to more particularly govern the terms and conditions of each separate Research Program.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 “Accounting Principles” means either U.S. generally accepted accounting principles (“GAAP”) or International Financial Reporting Standards, as designated and used by a Party in preparing its financial statements from time to time.

1.2 “Affiliate” means, with respect to a Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person at any time during the Term for so long as such Person controls, is controlled by or is under common control with such first Person. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means: (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise; (b) the ownership, directly or indirectly, of more than 50% of the voting securities or other ownership interests of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity); or (c) any other arrangement whereby a Person controls or has the right to control the board of directors or equivalent governing body or management of a corporation or other entity; provided that, if local Applicable Laws restrict foreign ownership, control shall be established by direct or indirect ownership of the maximum ownership percentage that may, under such local Applicable Laws, be owned by foreign interests. For the avoidance of doubt, Moderna and Immatics shall not be deemed to be Affiliates hereunder.

CONFIDENTIAL

1.3 “Alliance Manager” has the meaning set forth in Section 4.5.

1.4 “Annual Net Sales” means, on a Product-by-Product basis, total Net Sales of such Product by Moderna, its Affiliates and Sublicensees in the Territory in a particular Calendar Year.

1.5 “Antitrust Clearance Condition” means the first date on which each of the following criteria is met with respect to this Agreement: (a) the waiting period under the HSR Act shall have expired or earlier been terminated; and (b) there shall not have been issued by any court of competent jurisdiction, and remain in effect, any temporary restraining order, preliminary or permanent injunction or other order preventing the transactions contemplated by this Agreement, nor shall any Legal Requirement or order promulgated, entered, enforced, enacted, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Authority which directly or indirectly prohibits, or makes illegal the transactions contemplated by this Agreement.

1.6 “Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, state antitrust laws, and all applicable foreign antitrust or competition laws and all other applicable Legal Requirements in effect from time to time that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

1.7 “Applicable Law” means the applicable provisions of any and all federal, national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, guidelines or requirements, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, or permits of or from any court, arbitrator, Regulatory Authority, Governmental Authority, data protection authority, taxing authority, national securities exchange or exchange listing organization having jurisdiction over or related to the relevant subject item that may be in effect from time to time during the Term.

1.8 “Background Intellectual Property” means, with respect to a Party, any and all materials, Patents, Know-How and other intellectual property rights Controlled by such Party or any of its Affiliates (a) prior to the Execution Date or (b) developed independently outside of the activities under this Agreement after the Execution Date.

1.9 “Bankruptcy Code” has the meaning set forth in Section 7.1.4.

1.10 “Biologics License Application” or “BLA” means a Biologics License Application (as more fully described in U.S. 21 C.F.R. Part 601.20 or its successor regulation) and all amendments and supplements thereto submitted to the FDA, or any equivalent filing, including a Marketing Authorization Application, in a country or regulatory jurisdiction other than the U.S. with the applicable Regulatory Authority, or any similar application or submission for Regulatory Approval filed with a Regulatory Authority to obtain marketing approval for a biologic product in a country or in a group of countries.

CONFIDENTIAL

1.11 “Biosimilar Application” has the meaning set forth in Section 9.1.2.

1.12 [**]

1.13 “Biosimilar Product” means, with reference to a Product in a particular country or jurisdiction, any biologic product that (a) is marketed and sold by a Person (other than a Sublicensee of Moderna or any of its Affiliates) that did not acquire such Product in a chain of distribution that included Moderna or any of its Affiliates or Sublicensee, (b) is approved for marketing or sale by a Regulatory Authority in such country by means of an abbreviated procedure that relies, in whole or in part, on data from the Marketing Authorization Application for the Product that was submitted by Moderna, its Affiliates, or their Sublicensee, and (c) meets the equivalency, similarity, or interchangeability determination by the applicable Regulatory Authority in such country as is necessary to permit substitution of such biologic product for the Product under Applicable Law in such country.

1.14 “Business Day” means a day on which banking institutions in New York, New York, Boston, Massachusetts, and Tübingen, Germany, are open for business, excluding any Saturday or Sunday.

1.15 “Calendar Quarter” means the period beginning on the Closing Date and ending on the last day of the calendar quarter in which the Closing Date falls, and thereafter each successive period of three consecutive calendar months ending on the last day of March, June, September or December, respectively; provided that the final Calendar Quarter shall end on the last day of the Term.

1.16 “Calendar Year” means the period beginning on the Closing Date and ending on December 31 of the calendar year in which the Closing Date falls, and thereafter each successive period of 12 consecutive calendar months beginning on January 1 and ending on December 31; provided that the final Calendar Year shall end on the last day of the Term.

1.17 “Change of Control” means:

(a) with respect to either Party, from and after the Execution Date: (i) the acquisition by a Third Party, in one transaction or a series of related transactions, of direct or indirect beneficial ownership of more than 50% of the outstanding voting equity securities of such Party (excluding, for clarity, an acquisition by a Third Party where the stockholders of such acquired Person immediately prior to such transaction hold a majority of the voting shares of outstanding capital stock of the surviving entity immediately following such transaction); (ii) a merger or consolidation involving such Party, as a result of which a Third Party acquires direct or indirect beneficial ownership of more than 50% of the voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (iii) a sale of all or substantially all of the assets of such Party in one transaction or a series of related transactions to a Third Party. The acquiring or combining Third Party in any of (i), (ii) or (iii), and any of such Third Party’s Affiliates (other than the acquired Party and its Affiliates as in existence prior to the applicable transaction) are referred to collectively herein as the “Acquirer”; or

(b) [**].

CONFIDENTIAL

1.18 “Change of Control Notice” has the meaning set forth in Section 13.5.1.

1.19 “Claim” has the meaning set forth in Section 10.1.

1.20 “Clinical Trial” means a human clinical trial, including any Phase 1 Clinical Trial, Phase 2 Clinical Trial or Phase 3 Clinical Trial, or any human clinical trial commenced after Regulatory Approval.

1.21 “Closing Date” means the first Business Day following the Antitrust Clearance Condition.

1.22 “Collaboration” has the meaning set forth in Section 2.1.

1.23 “Collaboration Materials” means any tangible (non-document) materials Controlled by a Party or any of its Affiliates that are delivered to the other Party to conduct the applicable Research Plan.

1.24 “Collaboration Research Target” has the meaning set forth in the TCER Collaboration Project Agreement.

1.25 “Collaboration TCER” has the meaning set forth in the TCER Collaboration Project Agreement.

1.26 “Commercialization” means any and all activities directed to the manufacturing (including Manufacturing) of commercial supply of a product and related diagnostic product, the marketing, detailing, promotion and securing of pricing and reimbursement of such products, whether before or after Regulatory Approval has been obtained (including making, having made, using, importing, selling and offering for sale such product or related diagnostic product), and shall include post-launch marketing, promoting, detailing, marketing, research, distributing, customer service, administering and commercially selling such products, importing, exporting or transporting such products for commercial sale, and all regulatory compliance with respect to the foregoing. When used as a verb, “to Commercialize” means to engage in Commercialization and “Commercialized” and “Commercializing” have a corresponding meaning.

1.27 “Commercially Reasonable Efforts” means, [**].

1.28 “Competing Program” means (a) the Development or Commercialization of any compound or product or (b) the licensing, conveyance, sublicensing or other grant of rights in Patents or Know-How with respect to such any compound or product, in each case of (a) and (b) that would, if conducted by Immatics, cause Immatics to breach its exclusivity obligations under a Project Agreement.

1.29 “Competitive Infringement” has the meaning set forth in Section 9.1.1.

CONFIDENTIAL

1.30 “Confidential Information” means, with respect to a Party, all non-public, confidential and proprietary information and materials, including Know-How, marketing plans, strategies, and customer lists, in each case, that are disclosed by such Party to the other Party, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other Party by the disclosing Party in oral, written, visual, graphic or electronic form.

1.31 “Control,” “Controls” or “Controlled” means, with respect to any intellectual property (including Patents and Know-How), Confidential Information, Regulatory Materials or other materials, the ability of a Party or its Affiliates (whether through ownership or license (other than a license granted in this Agreement)) to grant to the other Party the licenses or sublicenses as provided herein, or to otherwise disclose such intellectual property, Confidential Information, Regulatory Materials or other materials to the other Party without violating the terms of any then-existing agreement with any Third Party.

1.32 “Cover,” “Covering” or “Covered” means, with reference to a claim of a Patent and a product, that such claim would be infringed (but disregarding exemptions from infringement (e.g., Bolar or research exemption)) by the research, Development, Manufacture, use, offer for sale, sale or importation of such product, or the practice of a method related to such product, in the absence of ownership of, or a license to, such Patent (considering such claims of patent applications to be issued as then pending).

1.33 “Cure Period” has the meaning set forth in Section 11.3.1.

1.34 “Development” means preclinical and clinical drug development activities with respect to a product or diagnostic product, including test method development and stability testing, toxicology, formulation, process development, qualification and validation, manufacture scale-up, development-stage manufacturing (including Manufacturing), quality assurance/quality control, Clinical Trials (including Clinical Trials and other studies commenced after Regulatory Approval), statistical analysis and report writing, the preparation and submission of INDs, BLAs and MAAs (and their equivalents in any country), regulatory affairs with respect to the foregoing and all other activities necessary or useful or otherwise requested or required by a Regulatory Authority or as a condition or in support of obtaining or maintaining a Regulatory Approval. “Develop,” “Developing” and “Developed” shall be construed accordingly.

1.35 “Disclosing Party” has the meaning set forth in Section 6.1.

1.36 “Divestiture” means the sale or transfer of rights to the Competing Program by Immatics (or its Affiliate) to a Third Party.

1.37 “Dollars” or “$” means the legal tender of the United States.

1.38 “EMA” means the European Medicines Agency, and any successor entity thereto.

1.39 “Enforcement Proceeding” has the meaning set forth in Section 9.1.3(b).

1.40 “EU” means, at any particular time, all countries that are officially recognized as member states of the European Union at such time.

CONFIDENTIAL

1.41 “Executive Officer” means for Moderna, [**], and for Immatics, [**].

1.42 “Exploit” means to make, have made, import, use, sell or offer for sale or otherwise exploit, including to research, develop (including Develop), commercialize (including Commercialize), register, manufacture (including Manufacture), have manufactured (including have Manufactured), hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, have distributed, conduct medical affairs activities with respect to, promote, market or have sold or otherwise dispose of a compound, product or process. “Exploitation” means the act of Exploiting a compound, product or process.

1.43 “FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended.

1.44 “FDA” means the U.S. Food and Drug Administration, and any successor entity thereto.

1.45 “Field” has the meaning set forth in the applicable Project Agreement; provided that with respect to any Project Agreement that does not have a defined Field, then references in this Agreement in connection with such Project Agreement shall be deemed replaced with “in any field”.

1.46 “Firewall Event” has the meaning set forth in Section 13.5.3.

1.47 “Firewall Period” means, with respect to a Competing Program of an Acquirer of Immatics, the period commencing on the applicable Firewall Event and ending on the earliest of (a) Divestiture of the Competing Program by such Acquirer, (b) the termination of the Competing Program by such Acquirer, and (c) the expiration of Immatics’ exclusivity obligations under the applicable Project Agreement in respect of the relevant Competing Program.

1.48 “Firewalls” means technical and administrative safeguards established between Immatics, on the one hand, and on the other hand, an Acquirer of Immatics which has a Competing Program, to ensure that no non-public information, materials [**] or non-personnel resources directly relating to any Products or a Research Program under the relevant Project Agreement for which an Acquirer has a Competing Program, or any non-public information, materials or non-personnel resources relating to the Prosecution and Maintenance or enforcement of the Patents provided, or made accessible, to Immatics by Moderna are accessible by personnel of the Acquirer working on the Competing Program during the Firewall Period. For purposes of this definition, “Firewalls” shall include, during the Firewall Period, as necessary to satisfy this definition: [**]; and [**]. Notwithstanding the foregoing, “Firewalls” shall not: [**]; provided that [**].

1.49 “First Commercial Sale” means, on a Product-by-Product and country-by-country basis, the first sale of such Product for monetary value in such country for use or consumption by the general public and for which a Party or its Affiliates or Sublicensees has invoiced sales of Products in the Territory following receipt of all Regulatory Approvals that are legally required in order to sell such Product in such country have been granted; provided, in each case, that the following shall not constitute a First Commercial Sale: (a) any sale to an Affiliate or Sublicensee, unless the Affiliate or Sublicensee is the last entity in the distribution chain of the Product; (b) any use of such Product in Clinical Trials or non-clinical development activities with respect to such Product by or on behalf of a Party, or disposal or transfer of such Product for a bona fide charitable purpose; (c) compassionate use; and (d) named patient use.

CONFIDENTIAL

1.50 “Force Majeure” has the meaning set forth in Section 13.2.

1.51 “FTE” means the equivalent of work of one full-time equivalent employee (i.e., one fully committed or multiple partially committed employees aggregating to one full-time employee) employed or contracted by a Party and assigned to perform specific work for one Calendar Year, with such commitment of time and effort to constitute one employee performing such work on a full-time basis, which shall be [**] per Calendar Year. For clarity, [**].

1.52 “FTE Rate” means a rate equal to [**] per FTE per Calendar Year through the end of the Calendar Year ending on December 31, 2023, which rate shall be adjusted as of January 1, 2024 and annually thereafter during the Term by the average of the [**] if any, in the [**]. For clarity, the FTE Rate shall be fully burdened and covers [**].

1.53 “Government Official” means: (a) any officer, employee (including physicians, hospital administrators or other healthcare professionals), agent, representative, department, agency, de facto official, representative, corporate entity, instrumentality or subdivision of any government, military or international organization, including any ministry or department of health or any state-owned or affiliated company or hospital; (b) any candidate for political office, any political party or any official of a political party; or (c) any Person acting in an official capacity on behalf of any of the foregoing.

1.54 “Governmental Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.55 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

1.56 “Immatics Arising Inventions” has the meaning set forth in Section 7.2.2(c).

1.57 “Immatics Arising Patents” has the meaning set forth in Section 7.2.2(c).

1.58 “Immatics Arising Technology” has the meaning set forth in Section 7.2.2(c).

1.59 “Immatics Indemnitee” has the meaning set forth in Section 10.2.

CONFIDENTIAL

1.60 “Immatics Research Activities” means, with respect to a Project Agreement, any activities for which Immatics is specifically designated as the responsible Party under the Research Plan of such Project Agreement.

1.61 “Immatics Sole Right Patents” has the meaning set forth in Section 8.1.3.

1.62 “Immatics Technology” has the meaning set forth in the applicable Project Agreement.

1.63 “IND” means an investigational new drug application (including any amendment or supplement thereto) submitted to the FDA pursuant to U.S. 21 C.F.R. Part 312, including any amendments thereto. References herein to IND shall include, to the extent applicable, any comparable filing(s) outside the U.S. for the investigation of any product in any other country or group of countries (such as a Clinical Trial Application (“CTA”) in the EU).

1.64 “Indirect Tax” has the meaning set forth in Section 5.4.4.

1.65 “Internal Compliance Codes” means a Party’s internal policies and procedures intended to ensure that a Party complies with Applicable Laws, Party-Specific Regulations, and such Party’s internal ethical, medical and similar standards.

1.66 “Inventions” means Know-How (other than the Results), whether or not patentable, that is conceived or reduced to practice (a) jointly by (i) Immatics or its Affiliates or Third Parties acting on its or their behalf and (ii) Moderna, its Affiliates, Sublicensees or Third Parties acting on its or their behalf, (b) solely by Immatics, its Affiliates or Third Parties acting on its or their behalf, or (c) solely by Moderna, its Affiliates, Sublicensees or Third Parties acting on its or their behalf, in each case of (a)–(c), in the course of performing activities under this Agreement or any Project Agreement.

1.67 “Joint Patent Committee” or “JPC” has the meaning set forth in Section 4.3.1.

1.68 “Joint Steering Committee” or “JSC” has the meaning set forth in Section 4.1.1.

1.69 “JSC Term” has the meaning set forth in Section 4.1.1.

1.70 “Know-How” means all tangible and intangible information, techniques, technology, practices, trade secrets, inventions (whether patentable or not), improvements, knowledge, methods, sequences, data, results (including pharmacological, toxicological and clinical test data and results, chemical structures, sequences, processes, formulae, techniques, research data, reports, standard operating procedures and batch records), analytical and quality control data, analytical methods (including applicable reference standards), full batch documentation, packaging records, release, stability, storage and shelf-life data, and manufacturing process information, results or descriptions, software and algorithms.

1.71 “Knowledge” means, with respect to any Person, [**].

CONFIDENTIAL

1.72 “Legal Proceeding” shall mean any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

1.73 “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

1.74 “Licensed Intellectual Property” has the meaning set forth in the applicable Project Agreement.

1.75 “Licensed Know-How” has the meaning set forth in the applicable Project Agreement.

1.76 “Licensed Patents” has the meaning set forth in the applicable Project Agreement.

1.77 [**]

1.78 “Losses” has the meaning set forth in Section 10.1.

1.79 “[**] Licensed Patent” has the meaning set forth in Section 8.1.3.

1.80 “Manufacture” means all activities related to the manufacturing of a product or diagnostic product or, in either case, any component or ingredient thereof, including test method development and stability testing, formulation, process development, manufacturing scale-up whether before or after Regulatory Approval, manufacturing any product or diagnostic product in bulk or finished form for Development or Commercialization (as applicable), including filling and finishing, packaging, labeling, shipping and holding, in-process and finished product testing, release of a product or diagnostic product or, in either case, any component or ingredient thereof, quality assurance and quality control activities related to manufacturing and release of a Product, and regulatory activities related to any of the foregoing. “Manufacturing” has a corresponding meaning.

1.81 “Marketing Authorization Application” or “MAA” means an application to the appropriate Regulatory Authority for approval to market a Product in any particular jurisdiction and all amendments and supplements thereto, including any (a) Biologics License Application, (b) New Drug Application submitted under Section 505 of the FD&C Act, or (c) substantially similar application or submission filed with a Regulatory Authority in a country or group of countries within the Territory to obtain approval (but excluding pricing or reimbursement approvals) to Commercialize such Product in that jurisdiction.

1.82 “Material Transfer Record” has the meaning set forth in Section 2.7.

1.83 “Milestone Event” has the meaning set forth in the applicable Project Agreement.

CONFIDENTIAL

1.84 “Milestone Payment” has the meaning set forth in Section 5.2.

1.85 [**].

1.86 “Moderna First Right Patents” has the meaning set forth in Section 8.1.1.

1.87 “Moderna Indemnitee” has the meaning set forth in Section 10.1.

1.88 “Moderna Platform Inventions” has the meaning set forth in Section 7.2.2(a).

1.89 “Moderna Platform Patents” has the meaning set forth in Section 7.2.2(a).

1.90 “Moderna Platform Technology” has the meaning set forth in Section 7.2.2(a).

1.91 “Moderna Research Activities” means, with respect to a Project Agreement, any activities for which Moderna is specifically designated as the responsible Party under the Research Plan of such Project Agreement.

1.92 “Moderna Sole Right Patents” has the meaning set forth in Section 8.1.1.

1.93 “mRNA” means messenger RNA.

1.94 “mRNA Construct” means an mRNA construct [**].

1.95 “mRNA Technology” means [**].

1.96 “Net Sales” means, with respect to any Product, the gross amounts invoiced by Moderna, its Affiliates and Sublicensees (each a “Selling Party”) to Third Party customers for sales of such Product, less the following deductions actually incurred, allowed, paid, accrued or specifically allocated in its financial statements in accordance with Moderna’s Accounting Principles as consistently applied, for:

(a) discounts (including trade, quantity and cash discounts) actually allowed, cash and non-cash coupons, retroactive price reductions, and charge-back payments and rebates granted to any Third Party (including to Governmental Authorities, purchasers, reimbursers, customers, distributors, wholesalers, patient assistance programs and group purchasing and managed care organizations or entities (and other similar entities and institutions));

(b) credits or allowances, if any, on account of price adjustments, recalls, claims, damaged goods, rejections or returns of items previously sold (including Product returned in connection with recalls or withdrawals) and amounts written off by reason of uncollectible debt; provided that, if the debt is thereafter paid, the corresponding amount shall be added to the Net Sales of the period during which it is paid;

(c) rebates (or their equivalent), administrative fees, chargebacks and retroactive price adjustments and any other similar allowances granted by a Selling Party to non-related parties (including to Governmental Authorities, purchasers, reimbursers, customers, distributors, wholesalers, and group purchasing and managed care organizations and entities (and other equivalent entities and institutions)) which effectively reduce the selling price or gross sales of the Product as well as costs of distribution and wholesale;

CONFIDENTIAL

(d) insurance, customs charges, freight, postage, shipping, handling and other transportation costs incurred by a Selling Party in shipping Product to a Third Party;

(e) import taxes, export taxes, excise taxes [**], sales tax, value-added taxes, consumption taxes, duties or other taxes levied on, absorbed, determined and/or imposed with respect to such sales (excluding income or net profit taxes or franchise taxes of any kind); and

(f) [**].

Net Sales shall not be imputed to transfers of Products for use in Clinical Trials, non-clinical development activities or other development activities with respect to Products, as applicable, by or on behalf of the Parties, for bona fide charitable purposes or for compassionate use or for Product samples, if no monetary consideration exceeding the cost of goods for such Product is received for such transfers.

Net Sales shall be determined on, and only on, the first sale by any of the Selling Parties to a non-Sublicensee Third Party. There shall be no double counting on determining the foregoing deductions from gross amounts invoiced to calculate Net Sales.

Upon any sale or other disposition of a Product that should be included within Net Sales for any consideration other than exclusively monetary consideration on bona fide arms’-length terms, then for purposes of calculating Net Sales under this Agreement, such Product is deemed to be sold exclusively for money at the average sales price during the applicable reporting period generally achieved for such Product in the country in which such sale or other disposition occurred.

If a Product is sold as part of a Combination Product (as defined below), Net Sales shall be the product of (i) Net Sales of the Combination Product calculated as above (i.e., calculated as for a non-Combination Product) and (ii) the fraction (A/(A+B)), where:

“A” is the annual weighted average gross invoice price in such country of the Product as the sole therapeutically active ingredient as the sole product; and

“B” is the annual weighted average gross invoice price in such country of the other therapeutically active ingredients contained in the Combination Product.

If “A” or “B” cannot be determined by reference to non-Combination Product sales as described above, then Net Sales shall be calculated as above, but the gross invoice price in the above equation shall be determined by [**].

As used in this definition of “Net Sales,” “Combination Product” means a product that contains a Product and one or more additional active pharmaceutical or biological ingredients (whether co-formulated or co-packaged) (such other active pharmaceutical or biological ingredients, the “Other Product”). For clarity, if Moderna treats any active pharmaceutical or biological ingredients in a Combination Product as an Other Product for purposes of reducing the Net Sales associated with such Combination Product, such Other Product cannot also be the subject of any other reduction in Net Sales or payments to Immatics, including, for clarity, under Section 5.3.5 of this Agreement.

CONFIDENTIAL

1.97 “Out-of-Pocket Costs” means, with respect to a Party or its Affiliates, costs and expenses [**] paid by such Party or its Affiliate to Third Parties (or payable to Third Parties and accrued in accordance with GAAP), that are directly and solely attributable to the relevant products, services or activities performed or provided, including the costs of Subcontractors of such Party or its Affiliates used to perform such activities.

1.98 “Overlapping Inventions” has the meaning set forth in Section 7.2.2(d).

1.99 “Overlapping Licensed Technology” means any Overlapping Inventions and any Overlapping Patents, in each case, owned or Controlled by Moderna or its Affiliates that are [**] the Exploitation of the Immatics Technology.

1.100 “Overlapping Patent” has the meaning set forth in Section 7.2.2(d).

1.101 “Overlapping Technology” has the meaning set forth in Section 7.2.2(d).

1.102 “Party-Specific Regulations” has the meaning set forth in Section 12.3.3.

1.103 “Patents” means: (a) all patents and patent applications in any country or supranational jurisdiction worldwide; (b) all applications claiming priority to any such patent or patent application or any substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like of any such patents or patent applications; and (c) foreign counterparts of any of the foregoing.

1.104 “Payee” has the meaning set forth in Section 5.4.3(a).

1.105 “Payor” has the meaning set forth in Section 5.4.3(a).

1.106 “Per Product Annual Net Sales” has the meaning set forth in Section 5.3.1.

1.107 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.108 “Phase 1 Clinical Trial” means a human clinical trial of a product in any country as described in 21 C.F.R. 312.21(a), as amended (or its successor regulation), or a similar clinical study prescribed by the relevant Regulatory Authorities in a country or jurisdiction other than the United States.

1.109 “Phase 2 Clinical Trial” means a human clinical trial of a product in any country as described in 21 C.F.R. Part 312.21(b), as amended (or its successor regulation), or a similar clinical study prescribed by the relevant Regulatory Authorities in a country or jurisdiction other than the United States.

CONFIDENTIAL

1.110 “Phase 3 Clinical Trial” means a human clinical trial of a product in any country as described in 21 C.F.R. Part 312.21(c), as amended (or its successor regulation) or a similar clinical study prescribed by the relevant Regulatory Authorities in a country or jurisdiction other than the United States.

1.111 “Prior CDA” means that certain Confidentiality Agreement, dated [**], by and between the Parties, as amended.

1.112 “Product” has the meaning set forth in the applicable Project Agreement.

1.113 “Product-Specific Inventions” has the meaning set forth in Section 7.2.2(b).

1.114 “Product-Specific Patents” has the meaning set forth in Section 7.2.2(b).

1.115 “Product-Specific Technology” has the meaning set forth in Section 7.2.2(b).

1.116 “Project Agreement” means a separate project agreement to be entered into by Moderna and Immatics under this Agreement that describes in detail a particular Research Program and the terms and conditions applicable to such Research Program. The three Project Agreements executed by Moderna and Immatics contemporaneously with this Agreement are attached hereto as Exhibits A, B and C.

1.117 “Project Committee” has the meaning set forth in Section 4.2.1.

1.118 “Project Committee Term” has the meaning set forth in Section 4.2.1.

1.119 “Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a Patent, the preparation, filing, prosecution and maintenance of such Patent, as well as re-examinations, reissues, appeals, requests for patent term adjustments and patent term extensions with respect to such Patent, together with the initiation or defense of interferences, oppositions, inter partes, re-examinations, post-grant proceedings and other similar proceedings with respect to the particular Patent, and any appeals therefrom. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” shall not include any other enforcement actions taken with respect to a Patent.

1.120 “Receiving Party” has the meaning set forth in Section 6.1.

1.121 “Regulatory Approval” means the approval, license or authorization of the applicable Regulatory Authority necessary for the marketing and sale of a product for a particular indication in a country or region in the world (including separate pricing or reimbursement approvals whether or not legally required in order to sell the product in such country), including the approval by the applicable Regulatory Authority of any expansion or modification of the label for such indication.

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1.122 “Regulatory Authority” means, with respect to a country in the Territory, any national (e.g., the FDA), supra-national (e.g., the European Commission, the Council of the European Union, or the EMA), regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority involved in the granting of Regulatory Approvals for pharmaceutical or biological products in such country or countries.

1.123 “Regulatory-Based Exclusivity” means, on a Product-by-Product and country-by-country basis, any rights or protections, other than a Patent, that are recognized, afforded or granted by the Regulatory Authority in such country or countries that provides such Product a period of marketing exclusivity or a period of data exclusivity, including any pediatric or orphan drug exclusivity.

1.124 “Regulatory Filings” means, collectively, any and all applications, filings, submissions, approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations, permits, notifications, and authorizations (including any Regulatory Approvals) or waivers with respect to the Exploitation of a pharmaceutical product (including any Product) made to or received from any Regulatory Authority in a given country, including INDs.

1.125 “Regulatory Materials” means the regulatory registrations, applications, authorizations and approvals (including approvals of BLAs, supplements and amendments, pre- and post-approvals, pricing and Third Party reimbursement approvals, and labeling approvals), Regulatory Approvals or other submissions made to or with any Regulatory Authority necessary for the research, Development (including the conduct of Clinical Trials), Manufacture or Commercialization of a Product in a regulatory jurisdiction, together with all related correspondence to or from any Regulatory Authority and all documents referenced in the complete regulatory chronology for each BLA, including all Drug Master File(s) (if any), IND, CTA in the EU, MAA and supplemental new drug applications (sNDAs) or foreign equivalents of any of the foregoing.

1.126 “Research Budget” means, on a Research Program-by-Research Program basis, the budget for the Research Costs set forth in the Research Plan for such Research Program, as may be updated from time to time pursuant to Section 2.3.

1.127 “Research Costs” means with respect to Immatics Research Activities or Moderna Research Activities conducted pursuant to a Project Agreement, (a) the applicable Party’s and its Affiliates’ internal costs with respect to such Immatics Research Activities or Moderna Research Activities determined as the product of (i) the actual and documented number of FTEs utilized by such Party for the performance of the Immatics Research Activities or Moderna Research Activities, as applicable, and (ii) the FTE Rate (this clause (a), the “FTE Costs”) and (b) all Out-of-Pocket Costs incurred by such Party or its Affiliates in the performance of such Immatics Research Activities or Moderna Research Activities, as applicable, including payments made to Third Parties with respect to such activities (except to the extent that such costs have been included in FTE Costs), determined from such Party’s and its Affiliates’ books and records maintained in accordance with GAAP, and excluding entertainment costs.

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1.128 “Research Plan” means a research plan specifying the respective research and Development commitments of the Parties for each Research Program, as attached to the applicable Project Agreement, including a Research Budget and other items as may be required under this Agreement or a Project Agreement.

1.129 “Research Program” has the meaning set forth in Section 2.1.

1.130 “Research Records” has the meaning set forth in Section 2.5.

1.131 “Results” means all data [**], results, findings, analyses and observations that are created or generated by the Parties or a Party, a Party’s Affiliates, or Third Parties acting on a Party’s behalf, pursuant to a Project Agreement for the applicable Research Program.

1.132 “Right of Reference” has the meaning set forth in Section 3.2.2.

1.133 “Royalty Rate” has the meaning set forth in Section 5.3.1.

1.134 “Royalty Term” means, on a Project Agreement-by-Project Agreement, Product-by-Product and country-by-country basis, the period of time commencing on the First Commercial Sale of such Product in such country and expiring upon the latest of (a) the expiration of the last Valid Claim of a Royalty-Bearing Patent that Covers such Product in such country, (b) the expiration of Regulatory-Based Exclusivity for such Product in such country, and (c) the 10th anniversary of the date of First Commercial Sale of such Product in such country.

1.135 “Royalty-Bearing Patent” means (a) Licensed Patents, and (b) any Patents claiming any Product-Specific Inventions assigned by Immatics to Moderna pursuant to Section 7.2.2(b).

1.136 “SEC” has the meaning set forth in Section 6.3.1(a).

1.137 “Securities Regulators” has the meaning set forth in Section 6.6.

1.138 “Step-In Proceeding” has the meaning set forth in Section 9.1.3(b).

1.139 “Subcontractor” has the meaning set forth in Section 2.6.

1.140 “Sublicensee” means a Third Party to whom Moderna or any of its Affiliates has granted a license to Develop, Manufacture, have Manufactured, use, offer for sale, sell, import and otherwise Commercialize Products in the Field in the Territory, but excluding any Third Party acting solely as a distributor or wholesaler.

1.141 “Term” has the meaning set forth in Section 11.1.

1.142 “Territory” means worldwide.

1.143 “Third Party” means any Person other than Immatics or Moderna that is not an Affiliate of Immatics or of Moderna.

1.144 “Third-Party IP” has the meaning set forth in Section 7.4.

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1.145 “Third-Party License” means a license or other agreement (other than this Agreement) between Moderna or its Affiliates and a Third Party that is entered into after the Closing Date and pursuant to which such Third Party grants Moderna or its Affiliates a license to any Patents, Know-How or other intellectual property rights that are necessary for the research, Development, Manufacture or Commercialization of any Product [**]; provided, that notwithstanding the foregoing, if such license or other agreement solely relates to any Other Product, then such license or other agreement is not considered a Third-Party License.

1.146 “United States” or “U.S.” means the United States of America and all of its territories and possessions.

1.147 “Valid Claim” means a claim of (a) an issued patent in the U.S. or in a jurisdiction outside the U.S., as applicable, that has not expired, lapsed, been cancelled or abandoned, or been dedicated to the public, disclaimed or held unenforceable, invalid, revoked or cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken, including through opposition, re-examination, reissue, disclaimer, inter partes review, inter partes review post grant procedures or similar proceedings, or (b) a pending patent application that has not been finally abandoned or finally rejected or expired and which has been pending for no more than [**] from the date of filing of the earliest patent application to which such pending patent application is entitled to claim priority, in the case of (a) and (b) above, claims the composition of matter, manufacture or method of use or treatment of a Product.

1.148 “Withholding Tax Action” has the meaning set forth in Section 5.4.3(a).

ARTICLE 2

RESEARCH

2.1 Collaboration Overview. The Parties shall conduct each research program pursuant to the Research Plan attached to the applicable Project Agreement (each, a “Research Program” and all Research Programs, collectively, the “Collaboration”).

2.2 Research Activities; Research Plan and Research Budget. The Research Plan for each Research Program is attached to the applicable Project Agreement, which Research Plan specifies (a) the Immatics Research Activities and (b) the Moderna Research Activities. Each Research Plan will be deemed attached to and incorporated by reference in the applicable Project Agreement. Each Party shall use Commercially Reasonable Efforts to perform the activities for which it is responsible under the Research Plan in accordance with the timelines set forth therein. Each Party shall reasonably cooperate with the other Party in such other Party’s performance of its responsibilities under each Research Plan. For clarity, each Project Agreement shall have one master Research Plan that broadly sets out the responsibilities of the Parties under such Project Agreement, but each Project Agreement may also have multiple detailed Research Plans for various components of such Project Agreement.

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2.3 Research Plan and Research Budget Updates.

2.3.1 Each of Immatics and Moderna shall have the right to propose modifications or amendments to any Research Plan to the applicable Project Committee, which will review, consider and approve (subject to Section 4.2.4) such proposed modifications or amendments to such Research Plan. To the extent any such proposed amendment includes additional or different Immatics Research Activities, Immatics shall, within [**] of receipt of the proposed amendment, provide any proposed changes thereto, along with a budget for the amended Immatics Research Activities, for review, consideration and approval by the applicable Project Committee. To the extent approved by the Project Committee (or JSC on appeal), such modified or amended Research Plan and the associated Research Budget shall be deemed to supersede the previously existing Research Plan and Research Budget.

2.3.2 In addition to any amendments to the Research Budgets contemplated by Section 2.3.1, the applicable Project Committee shall periodically (but at least [**]) review and update the Research Budgets as needed pursuant to Section 4.2.

2.4 Briefing the JSC and Project Committees. At each regularly scheduled meeting of the JSC and Project Committees, each Party shall provide detailed progress updates on activities conducted under the applicable Research Plan along with a summary of data associated with such activities.

2.5 Records. Immatics and Moderna shall maintain, or cause to be maintained, during the term of the applicable Research Plan and for [**], complete and accurate written (or electronic) records of its activities under each Research Plan in sufficient detail and in a good scientific manner appropriate for scientific, patent and regulatory purposes, which records reasonably shall reflect all work performed by or on behalf of such Party under the applicable Research Plan (the “Research Records”). Immatics shall provide Moderna a copy of any of its Research Records if reasonably requested by Moderna.

2.6 Subcontractors. Each of Moderna and Immatics (solely to subcontractors set forth in Schedule 2.6 or for whom Immatics obtains the prior written consent of Moderna, such consent not to be unreasonably withheld, conditioned, or delayed [and to be deemed given if no response within [**] of Immatics’ written request, provided that within [**] of Immatics’ written request Immatics has sent Moderna a follow-up written notice of its request)] may engage its Affiliates, consultants, subcontractors or other vendors (including contract research organizations, academic and not-for profit collaborators and principal investigators) (each a “Subcontractor”) to perform its research activities under a Research Plan and other activities or obligations under this Agreement. Each such contract between a Party and a Subcontractor performing activities under this Agreement shall be consistent with the provisions of this Agreement (including Article 6 and Article 7) and include terms and conditions protecting and limiting use and disclosure of Confidential Information and materials and Know-How at least to the same extent as under this Agreement, and requiring such Affiliate or Third Party and its personnel to assign to such Party all right, title and interest in and to any Patents, Know-How and materials created, conceived or developed in connection with the performance of subcontracted activities (subject to commercially reasonable carveouts for improvements to background intellectual property owned or controlled by such Subcontractor which do not materially conflict with a Party’s assignment obligations under Section 7.2). Each Party shall be responsible for the effective and timely management of and payment of its Subcontractors. The engagement of any Subcontractor in compliance with this Section 2.6 shall not relieve the applicable Party of its obligations under this Agreement or any Research Plan. Each Party shall be solely responsible for any taxes, including income, withholding and payroll taxes and Indirect Tax, that arise from the use of its Subcontractors to perform activities under this Agreement.

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2.7 Transfer of Materials. If either Party is required to transfer to the other Party any Collaboration Materials pursuant to an applicable Research Plan, the terms of this Section 2.7 shall apply. The transferring Party shall provide the other Party with the applicable Collaboration Materials in accordance with the Research Plan. Any Collaboration Materials provided pursuant to the Research Plan shall be accompanied by a material transfer record substantially in the form of Schedule 2.7 (“Material Transfer Record”). Each such Material Transfer Record shall be signed by an authorized representative of the providing Party, and then signed by an authorized representative of the receiving Party and returned to the providing Party. The receiving Party shall use the Collaboration Materials solely to conduct the activities contemplated under the Research Plan and for no other purpose. The receiving Party shall not sell, transfer, disclose or otherwise provide access to the Collaboration Materials without the written consent of the providing Party, except that the receiving Party may allow access to the Collaboration Materials to its Affiliates and its and their respective employees and officers who require such access to perform its activities under this Agreement and solely for purposes consistent with this Agreement; provided that such Affiliates, employees and officers are subject to a written agreement or other legal obligation to retain and use the Collaboration Materials only in a manner that is consistent with the terms of this Agreement and the applicable Material Transfer Record. The receiving Party acknowledges the experimental nature of the Collaboration Materials and that, accordingly, not all characteristics of the Collaboration Materials are necessarily known. The Collaboration Materials provided by Party pursuant to this Section 2.7 are the Confidential Information of that Party. THE COLLABORATION MATERIALS ARE PROVIDED “AS IS.” NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY KIND, ARE GIVEN BY THE PROVIDING PARTY WITH RESPECT TO ANY OF THE COLLABORATION MATERIALS, INCLUDING THEIR CONDITION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 3

DEVELOPMENT AND COMMERCIALIZATION

3.1 Development; Commercialization. Other than those activities identified in a Research Plan as being Immatics Research Activities, Moderna shall have sole responsibility for, and control of, Developing, Manufacturing and Commercializing Products in the Field in the Territory.

3.2 Regulatory.

3.2.1 Responsibility. Except as otherwise set forth in a Project Agreement, Moderna shall lead and have sole control of all efforts with Regulatory Authorities regarding the research, Development, Manufacture and Commercialization of Products in the Territory, including taking full responsibility for preparing and filing the relevant Regulatory Materials and seeking Regulatory Approval.

3.2.2 Right of Reference. Each Party grants the other Party a “Right of Reference” to the extent set forth in a Project Agreement.

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3.2.3 Cooperation. Immatics shall reasonably cooperate with Moderna, [at **], with respect to any regulatory matters related to Products, including in the preparation of any Regulatory Filings or for any meeting with a Regulatory Authority (which Immatics will attend upon Moderna’s reasonable request). Moderna will own all right, title and interest in and to any and all Regulatory Filings and Regulatory Approvals for Products and, as between the Parties, all such Regulatory Filings and Regulatory Approvals will be held in the name of Moderna. Immatics shall execute all documents and take all actions as are necessary or reasonably requested by Moderna to vest such title in Moderna.

3.3 Updates.

3.3.1 Development. Moderna shall keep Immatics reasonably informed as to the progress and results of its and its Affiliates’ and Sublicensees’ Development activities for each Product. At Immatics’ request, but no more than [**], prior to First Commercial Sale of a Product, Moderna shall provide Immatics with a written report summarizing its Development activities with respect to such Product, covering subject matter at a level of detail reasonably required by Immatics and sufficient to enable Immatics to determine Moderna’s compliance with its diligence obligations under the applicable Project Agreement.

3.3.2 Regulatory. Moderna shall keep Immatics reasonably informed of all material regulatory developments relating to Products in the Territory through the development reports under Section 3.3.1. Without limiting the generality of the foregoing, Moderna shall promptly notify Immatics in writing of any regulatory developments that may be materially adverse to the Commercialization of a Product, including any significant new safety information or actions enforced by Regulatory Authorities (e.g., clinical hold).

ARTICLE 4

GOVERNANCE

4.1 Joint Steering Committee.

4.1.1 Formation. As of the Closing Date, the Parties have established a joint steering committee (the “Joint Steering Committee” or “JSC”) to oversee the Collaboration and the Project Committees from the Closing Date until the completion of all Immatics Research Activities pursuant to a Research Plan (and solely with respect to a Product under a Project Agreement that is subject to a profit and loss share mechanism, until the later of such time that Immatics’ option to exercise such profit and loss share mechanism has expired or Immatics has exercised its opt-out right for such profit and loss share mechanism under such Project Agreement) (the “JSC Term”). The JSC shall be comprised of [**] senior representatives from each Party with appropriate experience, expertise and decision making authority. The JSC may change its size from time to time by mutual consent of its members; provided that the JSC shall consist at all times of an equal number of representatives of each of Immatics and Moderna. In addition, with the consent of the other Party, each Party may invite a reasonable number of additional representatives as subject matter experts to participate in discussions and meetings of the JSC in a non-voting capacity. Each Party’s representatives on the JSC and all other individuals participating in discussions and meetings of the JSC on behalf of a Party shall be subject to confidentiality and non-use obligations with respect to information disclosed at such

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meeting that are no less restrictive than the provision of Article 6. Immatics and Moderna shall each designate one of its JSC member as co-chairperson of the JSC. The co-chairpersons of the JSC, or their delegates, shall be responsible for setting the agenda for meetings of the JSC with input from the other members, and for conducting the meetings of the JSC. The JSC shall conduct its responsibilities hereunder in good faith and with reasonable care and diligence. Each Party may replace its representatives on the JSC at any time upon written notice to the other Party. Unless agreed otherwise by the Parties in writing, the JSC shall be disbanded at the end of the JSC Term.

4.1.2 Responsibilities. The JSC shall:

(a) establish Project Committees as may be reasonably required to facilitate the JSC, oversee any operating Project Committees on all significant issues, delegate tasks expressly assigned to the JSC to a Project Committee (other than final decision making authority), and resolve disputed matters that may arise at the Project Committees;

(b) establish a JPC for evaluating technology arising under this Agreement; and

(c) perform any and all tasks and responsibilities that are expressly attributed to the JSC under this Agreement or as otherwise agreed by the Parties in writing.

4.1.3 Meetings; Minutes.

(a) Unless otherwise agreed by the JSC, the JSC shall meet at least [**] during the JSC Term on such dates and at such times and places as agreed to by the members of the JSC. Either co-chairperson may request an ad hoc meeting of the JSC to discuss and vote on urgent matters that need to be discussed prior to the next regularly scheduled JSC meeting. JSC meetings may be held in person or by audio or videoconference. Each Party shall be responsible for its own expenses relating to attendance at, or participation in, JSC meetings.

(b) The co-chairpersons of the JSC (or their delegate) shall provide the members of the JSC with draft written minutes from each meeting within [**] after each such meeting to be approved by the JSC members within [**] after the meeting. The minutes shall identify [**].

4.1.4 Decision-Making. Each Party’s representatives on the JSC shall have one vote on all matters within the scope of the JSC’s responsibilities. The JSC members shall use reasonable efforts to reach unanimous agreement on all JSC decisions. If the JSC is unable to reach consensus with respect to a particular matter in the scope of the JSC’s decision making authority within [**] after the matter is first presented to the JSC, then upon the written request of a Party, the matter shall be referred to the Executive Officers (or their designees, which designee is required to have decision-making authority on behalf of such Party), who shall use reasonable efforts to reach agreement on such matters in good faith by negotiation and consultation for a period of [**] following receipt of such written notice. If such Executive Officers are unable to reach consensus with respect to a particular matter within such [**] period after the matter is first referred to such Executive Officers, then [**] shall have the right to make the final decision with respect to [**], provided that [**] shall not exercise such final decision making authority to: [**]; provided that, [**]. For clarity, any amendments or updates to a Research Plan that would increase the associated Research Budget for a given Calendar Quarter by more than [**] requires unanimous agreement by the JSC, and in the absence of such unanimous agreement, [**].

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4.2 Project Committees.

4.2.1 Formation. Promptly after the Closing Date, the Parties shall establish a project committee for each Project Agreement (each a “Project Committee”) to oversee and coordinate the applicable Research Programs for and activities of the Parties during the period in which Immatics continues to participate in research pursuant to a Research Plan under such Project Agreement (the “Project Committee Term”). The Project Committee shall be comprised of [**] representatives from each Party with appropriate experience, expertise and decision making authority. An individual who serves as a representative on a Project Committee may, if so desired by the Party that has designated such individual as its representative, serve as a representative on one or more additional Project Committees. The Project Committee may change its size from time to time by mutual consent of its members; provided that the Project Committee shall consist at all times of an equal number of representatives of each of Immatics and Moderna. In addition, each Party may invite a reasonable number of additional representatives as subject matter experts to participate in discussions and meetings of the Project Committee in a non-voting capacity. Each Party’s representatives on the Project Committee and all other individuals participating in discussions and meetings of the Project Committee on behalf of a Party shall be subject to confidentiality and non-use obligations with respect to information disclosed at such meeting that are no less restrictive than the provision of Article 6. Immatics and Moderna shall each designate one of its Project Committee members as co-chairperson of the Project Committee. The co-chairpersons of the Project Committee shall be responsible for setting the agenda for meetings of the Project Committee with input from the other members, and for conducting the meetings of the Project Committee. The Project Committee shall conduct its responsibilities hereunder in good faith and with reasonable care and diligence. Each Party may replace its representatives on the Project Committee at any time upon written notice to the other Party. Unless agreed otherwise by the Parties in writing, the Project Committee shall be disbanded at the end of the Project Committee Term.

4.2.2 Responsibilities. Each Project Committee shall have the responsibility to:

(a) oversee and coordinate the implementation of the Research Plans for the relevant Project Agreement;

(b) review and discuss the results of the activities being carried out under the Research Plans for the relevant Project Agreement;

(c) review and approve any new Research Plans for the relevant Project Agreement or any update or amendments to existing Research Plans for the relevant Project Agreement that may be necessary or desired in accordance with Section 2.3;

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(d) oversee the day-to-day activities and review regular updates and information regarding the activities performed under the relevant Project Agreement, as more specifically described in such Project Agreement; and

(e) raise relevant topics or identify decisions to be made, and to the extent possible, bring expert recommendations to the attention of the JSC.

4.2.3 Meetings; Minutes.

(a) Unless otherwise agreed by the Project Committee, the Project Committee shall meet at least [**] during the Project Committee Term on such dates and at such times and places as agreed to by the members of the Project Committee. Either co-chairperson may request an ad hoc meeting of the Project Committee to discuss and vote on urgent matters that need to be addressed prior to the next regularly scheduled Project Committee meeting. Project Committee meetings may be held in person or by audio or videoconference. Each Party shall be responsible for its own expenses relating to attendance at, or participation in, Project Committee meetings.

(b) The co-chairpersons of the Project Committee shall provide the members of the Project Committee with draft written minutes from each meeting within [**] after each such meeting to be approved by the Project Committee members within [**] after the meeting. The minutes shall identify [**]. The co-chairpersons of the Project Committee shall provide approved minutes to the members of the JSC within [**] of their approval.

4.2.4 Decision-Making. Each Party’s representatives on the Project Committee shall have one vote on all matters within the scope of the Project Committee’s responsibilities, which shall be set forth in the applicable Project Agreement. The Project Committee members shall use reasonable efforts to reach unanimous agreement on all Project Committee decisions. If the Project Committee is unable to reach consensus with respect to a particular matter within [**] after the matter is first presented to the Project Committee, then upon the written request of a Party, the matter shall be referred to the JSC.

4.3 Joint Patent Committee.

4.3.1 Formation. Promptly after the Closing Date, the JSC shall establish a joint patent committee (the “Joint Patent Committee” or “JPC”) for evaluating technology arising under this Agreement. The JPC shall be comprised of [**] representatives of each Party, each of which shall be [**]. The JPC may change its size from time to time by mutual consent of its members; provided that the JPC shall consist at all times of an equal number of representatives of each of Immatics and Moderna. In addition, each Party may invite a reasonable number of additional representatives as subject matter experts to participate in discussions and meetings of the JPC. Each Party’s representatives and all other individuals participating in discussions and meetings of the JPC on behalf of a Party shall be subject to confidentiality and non-use obligations with respect to information disclosed at such meeting that are no less restrictive than the provision of Article 6. Immatics and Moderna shall each designate one of its JPC members as co-chairperson of the JPC. The co-chairpersons of the JPC shall be responsible for setting the agenda for meetings of the JPC with input from the other members,

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and for conducting the meetings of the JPC. The JPC shall conduct its responsibilities hereunder in good faith and with reasonable care and diligence. Each Party may replace its representative at any time upon written notice to the other Party. Unless agreed otherwise by the Parties in writing, the JPC shall be disbanded at the end of the JSC Term.

4.3.2 Responsibilities. The JPC shall have the responsibility to discuss in good faith and coordinate with respect to [**] and (iii) raising other relevant topics, and to the extent possible, bringing expert recommendations to the attention of the JSC.

4.3.3 Meetings; Minutes.

(a) Unless otherwise agreed by the JPC, the JPC shall meet at least [**] on such dates and at such times and places as agreed to by the members of the JPC. Either co-chairperson may request an ad hoc meeting of the JPC to discuss urgent matters that need to be addressed prior to the next regularly scheduled JPC meeting. JPC meetings may be held in person or by audio or videoconference. Each Party shall be responsible for its own expenses relating to attendance at, or participation in, JPC meetings.

(b) The co-chairpersons of the JPC shall provide the members of the JPC with draft written minutes from each meeting within [**] after each such meeting to be approved by the JPC members within [**] after the meeting. The minutes shall identify (i) decisions made by the JPC, (ii) any items for which the JPC could not reach consensus, and (iii) the expected decisions expected to be made at the next JPC meeting. The co-chairpersons of the JPC shall provide approved minutes, which are responsibly drafted with regards to any Know-How or Inventions discussed at the JPC, to the members of the JSC within [**] of their approval.

4.4 Scope of Committee Authority. For clarity and notwithstanding the creation of the committees, each Party will retain the rights, powers and discretion granted to it hereunder, and none of the committees will be delegated or vested with such rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree in writing. None of the committees or either Party through exercise of its final decision-making authority will have the power to (a) amend, modify or waive its compliance with any term or condition of this Agreement or make any decision inconsistent with any term or condition of this Agreement, (b) determine that a Party has fulfilled any obligations under this Agreement or that a Party has breached any obligation under this Agreement, (c) make any decision that is expressly stated to require the mutual agreement of the Parties, or (d) resolve any claim or dispute regarding whether or in what amount a payment is owed under this Agreement.

4.5 Alliance Managers. Within [**] after the Closing Date, each Party will appoint an individual who possesses a general understanding of development, regulatory, manufacturing, and commercialization matters to act as the alliance manager for such Party under a given Project Agreement (each, an “Alliance Manager”). Each Alliance Manager (or his or her designee) may thereafter attend meetings of each committee as a nonvoting observer. The Alliance Managers shall meet at least [**], and each Alliance Manager shall prepare and deliver to the other Alliance Manager a summary of the activities performed by its Party in the preceding [**] under the applicable Project Agreement. Each Alliance Manager (or his or her designee) may bring any matter to the attention of any committee that such Alliance Manager reasonably

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believes requires the attention of such committee. The Alliance Managers will be the primary point of contact for the Parties regarding the activities under the applicable Project Agreement and will help facilitate all such activities hereunder. Each Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager. Each Party may replace its Alliance Manager at any time upon written notice to the other Party. Each Alliance Manager will (a) ensure awareness of the governance procedures and rules set forth herein and monitor compliance therewith, and (b) identify and raise disputes to any committee for discussion in a timely manner.

ARTICLE 5

FINANCIAL TERMS

5.1 Upfront Payment. No later than [**] following the Closing Date, Moderna shall pay Immatics a one-time, non-refundable and non-creditable payment of one hundred twenty million Dollars ($120,000,000) in consideration for the research and Development work to be performed by Immatics as part of the Collaboration and for the licenses and other rights granted by Immatics to Moderna hereunder with respect to the Territory.

5.2 Milestones. Moderna shall provide written notice to Immatics of the achievement of each Milestone Event within [**] after such achievement. After receipt of such notice, Immatics shall send Moderna an invoice for the non-refundable and non-creditable amounts set forth in the applicable Project Agreement for achievement of such Milestone Event (each, a “Milestone Payment”), and Moderna shall pay Immatics the applicable Milestone Payment no later than [**] following the receipt of such invoice.

5.3 Royalties.

5.3.1 Royalties. Moderna shall pay Immatics royalties on Annual Net Sales, on a Product-by-Product basis, equal to the applicable portion of Annual Net Sales multiplied by the applicable royalty rate set forth in the applicable Project Agreement (each royalty rate, a “Royalty Rate”) for such portion during the applicable Royalty Term for each such Product in accordance with this Section 5.3 and the applicable Project Agreement (the “Per Product Annual Net Sales”). Only one royalty shall be payable by Moderna to Immatics for each sale of a Product.

5.3.2 Fully Paid-Up, Royalty Free License. Following expiration of the applicable Royalty Term for any Product in a given country, no further royalties shall be payable in respect of sales of such Product in such country and such sales shall not be included in Net Sales for any purpose hereunder, and thereafter the license granted to Moderna hereunder with respect to such Product in such country automatically shall become fully paid-up, perpetual, irrevocable and royalty-free.

5.3.3 Royalty Term; Reduction. Moderna’s royalty obligations to Immatics under this Section 5.3 shall be on a Product-by-Product and country-by-country basis for the applicable Royalty Term for such Product in such country; provided that the royalty amounts payable with respect to Annual Net Sales of Products shall be reduced on a Product-by-Product and country-by-country basis, to [**] of the amounts otherwise payable pursuant to Section 5.3.1, during any portion of the Royalty Term in which (a) there is no Valid Claim of any Royalty-Bearing Patent that Covers such Product in such country and (b) there is no Regulatory-Based Exclusivity for such Product in such country.

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5.3.4 Biosimilar Products. On a country-by-country and Product-by-Product basis following the first Calendar Quarter in which [**] Biosimilar Products with respect to a Product occurs in a country during the Royalty Term (such first Calendar Quarter, the [**]), the royalty amounts payable with respect to Annual Net Sales of such Products shall be reduced by [**]. If the Net Sales of such Product in any subsequent Calendar Quarter decline by [**] or more relative to the average Net Sales occurring during the [**], then, starting from such Calendar Quarter, the royalty amounts payable with respect to Annual Net Sales of such Products shall be reduced by [**].

5.3.5 Royalty Reduction for Third-Party Payments. The amount of any royalties owed by Moderna to Immatics pursuant to Section 5.3.1 shall be reduced, on a Product-by-Product, country-by-country and Calendar Quarter-by-Calendar Quarter basis, (a) by an amount equal to [**] of any amounts paid by Moderna to Third Parties in consideration for [**], or (b) by an amount equal to [**] of any amounts paid by Moderna to Third Parties in consideration [**] for the applicable Product and country in such Calendar Quarter; provided (1) to the extent such Third-Party License relates both to a Product and to any other product (including an Other Product), then any reduction of royalties under this Section 5.3.5 will be based on the relative fair market value of the license for such Product as compared to such other product(s), (2) that such royalty reduction shall not reduce the royalties payable by Moderna for a given Calendar Quarter by more than [**] with respect to Section 5.3.5(a) or more than [**] with respect to Section 5.3.5(b), and (3) that Moderna may carry over and apply any such royalty reductions which are incurred or accrued in a Calendar Quarter and are not deducted in such Calendar Quarter, to any subsequent Calendar Quarters.

5.3.6 Cumulative Effect of Royalty Reductions. The royalty reductions (a) described in Section 5.3.3 and Section 5.3.4 shall not, individually or in combination, reduce the royalties payable by Moderna for a given Calendar Quarter pursuant to Section 5.3.1 to less than [**] of the amounts payable by Moderna for a given Calendar Quarter pursuant to Section 5.3.1 and (b) described in Section 5.3.3 and/or Section 5.3.4 together with Section 5.3.5 shall not, in combination, reduce the royalties payable by Moderna for a given Calendar Quarter pursuant to Section 5.3.1 to less than [**] of the amounts payable by Moderna for a given Calendar Quarter pursuant to Section 5.3.1; provided that Moderna may carry over and apply any such royalty reductions which are incurred or accrued in a Calendar Quarter and are not deducted in such Calendar Quarter, to any subsequent Calendar Quarters.

5.3.7 Payment of Royalties. Moderna shall, within [**] following the end of each Calendar Quarter in which a royalty payment accrues, provide to Immatics an estimate, and within [**] following the end of each Calendar Quarter in which a royalty payment accrues, provide to Immatics a report, in each case for each country in the Territory in which sales of a Product occurred in the Calendar Quarter covered by such statement, specifying for such Calendar Quarter (a) the number of Products sold, (b) the gross sales and Annual Net Sales in each country’s currency, (c) the applicable Royalty Rate under this Agreement, (d) the royalties payable in each country’s currency, including an accounting of deductions taken in the

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calculation of Annual Net Sales in accordance with Moderna’s Accounting Principles, (e) the applicable exchange rate to convert from each country’s currency to U.S. Dollars under Section 5.4.1, and (f) the royalty calculation and royalties payable in U.S. Dollars. After receipt of such royalty report, Immatics shall send Moderna an invoice for the royalty payments owed to Immatics in accordance with such royalty report, and Moderna shall pay Immatics such amounts within [**] after receipt of such invoice.

5.3.8 Payments for Third-Party IP. With respect to any Third-Party IP for which Moderna has elected to take a sublicense in accordance with Section 7.4, Moderna shall reimburse Immatics for [**] of amounts paid by Immatics to such Third Party to the extent that such payments directly result from the Exploitation of Products by or on behalf Moderna, its Affiliates or Sublicensees in the Field in the Territory. Notwithstanding the foregoing, Moderna will not be obligated to reimburse Immatics for any payments made to such Third Party for a right or license to [**].

5.4 Additional Payment Terms.

5.4.1 Accounting. All payments hereunder shall be made in U.S. Dollars by wire transfer to a bank designated in writing by Immatics. Conversion of sales recorded in local currencies to Dollars shall be performed in a manner consistent with Moderna’s normal practices used to prepare its audited financial statements for external reporting purposes. For purposes of calculating any Net Sales thresholds, the aggregate Per Product Annual Net Sales with respect to each Calendar Quarter within a Calendar Year shall be calculated based on the currency exchange rates for the Calendar Quarter in which such Per Product Annual Net Sales occurred, in a manner consistent with the exchange rate procedures set forth in the immediately preceding sentence.

5.4.2 Late Payments. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement shall bear interest at an annual rate equal to the lesser of (a) [**] above the prime rate as published by Citibank, N.A., New York, New York, or any successor thereto, at 12:01 a.m. [**] in which such payments are overdue or (b) the maximum rate permitted by Applicable Law, in each case calculated on the number of days such payment is delinquent, compounded monthly.

5.4.3 Taxes.

(a) Tax Withholding. Each Party shall be entitled to deduct and withhold from any amounts payable under this Agreement such taxes as are required to be deducted or withheld therefrom under any provision of Applicable Law. The Party that is required to make such withholding (the “Payor”) shall (i) deduct those taxes from such payment, (ii) timely remit the taxes to the proper taxing authority and (iii) send evidence of the obligation together with proof of tax payment to the other Party (the “Payee”) within [**] following that tax payment; provided, that before making any such deduction or withholding, the Payor shall (i) give the Payee notice of the intention to make such deduction or withholding (such notice shall include the authority, basis and method of calculation for the proposed deduction or withholding and shall be given at least [**] before such deduction or withholding is required), (ii) inform the Payee in writing of any forms, certificates or other items necessary in order to

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reduce or eliminate such deduction or withholding, and (iii) provide the Payee a reasonable opportunity to furnish such forms, certificates or other items that would reduce or eliminate such deduction or withholding. Each Party agrees to cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect to ensure that any amounts required to be withheld pursuant to this Section 5.4.3(a) are reduced in amount to the fullest extent permitted by Applicable Laws. [**]

(b) Tax Documentation. Each Party shall, to the extent it is legally entitled to, provide to the other Party, at the time or times reasonably requested by such other Party or as required by Applicable Law, such properly completed and duly executed documentation as shall permit payments made under this Agreement to be made without, or at a reduced rate of, withholding for taxes.

5.4.4 Indirect Taxes. It is understood and agreed between the Parties that all payments made under this Agreement are [**] taxes (including value added tax, transfer, documentary, sales, use, stamp, registration, goods and services tax, consumption tax and other similar taxes (each an “Indirect Tax”)). Notwithstanding anything to the contrary in this Agreement, [**] shall timely pay and be responsible for any Indirect Tax that is imposed on payments made [**] with respect to the transactions, payments or the related transfer of rights or other property pursuant to the terms of this Agreement. The Parties shall cooperate in accordance with Applicable Laws to minimize Indirect Taxes in connection with this Agreement, promptly upon receipt of an invoice from the recipient Party.

5.4.5 Blocked Payments. In the event that, by reason of Applicable Law in any country, it becomes impossible or illegal for Moderna (or any of its Affiliates or Sublicensees) to transfer, or have transferred on its behalf, payments owed Immatics hereunder, Moderna shall promptly notify Immatics of the conditions preventing such transfer and such payments shall be deposited in local currency in the relevant country to the credit of Immatics in a recognized banking institution designated by Immatics or, if none is designated by Immatics within a period of [**], in a recognized banking institution selected by Moderna or any of its Affiliates or its Sublicensees, as the case may be, and identified in a written notice given to Immatics.

5.5 Records Retention by Moderna; Review by Immatics.

5.5.1 Records. With respect to payments to be made under Article 5 of this Agreement, Moderna agrees to keep, and to require its Affiliates and Sublicensees to keep, for at least [**] from the end of the Calendar Year to which they pertain, complete and accurate records of transfer and sales by Moderna or its Affiliates or Sublicensees, as the case may be, of each Product, in sufficient detail to allow the accuracy of the payments made thereunder to be confirmed.

5.5.2 Review. Subject to the other terms of this Section 5.5.2, at the request of Immatics, which shall not be made more frequently than [**] during the Term, upon at least [**] prior written notice from Immatics, and [**], Moderna shall permit an independent, nationally recognized certified public accountant [**] to inspect (during regular business hours) the relevant records required to be maintained by Moderna under Section 5.5.1. In every case the accountant must have previously entered into a confidentiality agreement with both Parties substantially

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similar to the provisions of Article 6 and limiting the disclosure and use of such information by such accountant to authorized representatives of the Parties and the purposes germane to Section 5.5.1. Immatics shall treat the results of any such accountant’s review of Moderna’s records as Confidential Information of Moderna subject to the terms of Article 6. If any review reveals a deficiency or overpayment in the calculation or payment of royalties by Moderna, then (a) Moderna or Immatics, as applicable, shall promptly pay the other Party the amount of such deficiency and (b) if such underpayment is more than [**] or [**], whichever is greater, in any Calendar Year, Moderna shall, within [**] of invoice therefor, [**] in connection with the review.

ARTICLE 6

CONFIDENTIALITY; PUBLICATIONS; PUBLICITY

6.1 Nondisclosure. Each Party agrees that a Party (the “Receiving Party”) receiving Confidential Information of any other Party (the “Disclosing Party”) shall (a) maintain in confidence such Confidential Information using not less than the efforts such Receiving Party uses to maintain in confidence its own proprietary information of similar kind and value, but in no event less than a reasonable degree of efforts, (b) not disclose such Confidential Information to any Third Party [**] (or any of its directors, employees, contractors or agents) without the prior written consent of the Disclosing Party, except for disclosures expressly permitted by this Agreement or a Project Agreement, and (c) not use such Confidential Information for any purpose except those permitted by this Agreement or a Project Agreement (it being understood that this clause (c) shall not create or imply any rights or licenses not expressly granted under this Agreement and it being understood and agreed that Confidential Information may not be used by the Receiving Party to commence or in furtherance of any claim, demand, action or other proceeding other than any dispute between the Parties arising out of, relating to, or in connection with this Agreement). The obligations of confidentiality, nondisclosure and non-use under this Section 6.1 shall apply during the Term and for a period of [**] thereafter. Each Party, upon the expiration or termination of this Agreement, shall return all copies of or destroy (and certify such destruction in writing) as instructed by the Disclosing Party the Confidential Information disclosed or transferred to it by the other Party pursuant to this Agreement, within [**] of such request; provided, that the Receiving Party may retain (i) Confidential Information of the Disclosing Party to exercise any rights which expressly survive such termination or expiration pursuant to this Agreement, (ii) one copy of all other Confidential Information in archives solely for the purpose of establishing the contents thereof, and (iii) any electronic files containing Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electric files and information; provided further, that any Confidential Information retained in accordance with (i)–(iii) shall remain subject to the obligations of confidentiality, non-disclosure and non-use set forth in this Agreement.

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6.2 Exceptions. The obligations in Section 6.1 shall not apply with respect to any portion of the Confidential Information of the Disclosing Party that the Receiving Party can show by competent written proof:

6.2.1 was known to the Receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party;

6.2.2 is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use;

6.2.3 is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the Receiving Party, without any breach by the Receiving Party or any of its Affiliates of its obligations hereunder; or

6.2.4 is independently developed by or for the Receiving Party or its Affiliates without reference to or reliance upon the Disclosing Party’s Confidential Information.

6.3 Authorized Disclosure.

6.3.1 Disclosure. Notwithstanding Section 6.1, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party, and Confidential Information deemed to belong to both the Disclosing Party and the Receiving Party, to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

(a) subject to Section 6.6, complying with Applicable Laws (including the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) or any national securities exchange) and with judicial process, if in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance;

(b) disclosure of the other Party’s Confidential Information to any of its officers, employees, consultants, agents or Affiliates or (sub)licensees (and in the case of Moderna, Sublicensees) if and only to the extent necessary to carry out its responsibilities or exercise its rights under this Agreement or a Project Agreement; provided that each such disclosee is bound by written confidentiality obligations to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement; provided further, that, in each of the above situations, the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 6.3.1(b) to treat such Confidential Information as required under this Article 6; and

(c) solely to the extent reasonably necessary to exercise its rights to Prosecute and Maintain any Patents for which it has a right under Article 8;

(d) disclosure to a Regulatory Authority, as reasonably required or useful in connection with any filing, submission or communication with any Regulatory Authority with respect to any Product; provided that reasonable measures will be taken by the Receiving Party to obtain any available confidential treatment of such Confidential Information; and

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(e) disclosure, solely on a “need to know basis,” to: (i) Affiliates, potential or actual research and development collaborators, subcontractors, advisors (including attorneys and accountants); (ii) actual or potential acquirers, investment bankers, investors, lenders, or other potential financial partners; and (iii) in each case of (i) and (ii), their and each of the Parties’ respective directors, employees, contractors and agents; provided that in all cases of (i), (ii) and (iii), prior to any such disclosure, each disclosee must be bound by written obligations of confidentiality, nondisclosure and non-use no less restrictive than the obligations set forth in this Article 6 [**], which for the avoidance of doubt, shall not permit use of such Confidential Information for any purpose except those permitted by this Agreement; provided, that, in each of the above situations, the Receiving Party shall remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 6.3.1(e) to treat such Confidential Information as required under this Article 6.

6.3.2 Terms of Disclosure. If and whenever any Confidential Information is disclosed in accordance with this Section 6.3, such disclosure shall not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (other than by breach of this Agreement). Where reasonably possible and subject to Section 6.6, the Receiving Party shall notify the Disclosing Party of the Receiving Party’s intent to make any disclosures pursuant to Section 6.3.1(a) sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information, and the Receiving Party shall provide reasonable assistance to the Disclosing Party at the Disclosing Party’s request and expense with respect to any action the Disclosing Party may deem appropriate to protect the confidentiality of the information; provided that, in such event, the Receiving Party shall use reasonable measures to ensure confidential treatment of such information and shall only disclose such Confidential Information of the Disclosing Party as is necessary to comply with such Applicable Laws or judicial process.

6.4 Terms of This Agreement. The Parties agree that this Agreement and each Project Agreement and all of the respective terms hereof and thereof shall be deemed to be Confidential Information of Immatics and Moderna, and each Party agrees not to disclose any of them without the prior written consent of the other Party, except that each Party may disclose any of them in accordance with the procedures of Section 6.3 (and the provisions related thereto, including, to the extent applicable, the provisions of Section 6.6).

6.5 Inventions. Notwithstanding which Party actually disclosed the information, [**].

6.6 Securities Filings. Each Party acknowledges and agrees that the other Party may submit this Agreement to the SEC or any national securities exchange in any jurisdiction (collectively the “Securities Regulators”), and if a Party does submit this Agreement to any Securities Regulators, such Party agrees to consult with the other Party with respect to the preparation and submission of, a confidential treatment request for such agreement. Notwithstanding the foregoing, if a Party is required by Applicable Law or any Securities Regulator to make a disclosure of the terms of this Agreement in a filing with or other submission to such Securities Regulator, and (a) such Party has provided copies of the disclosure to the other Party reasonably in advance of such filing or other disclosure, (b) such Party has promptly notified the other Party in writing of such requirement and any respective timing constraints, and (c) such Party has given the other Party a reasonable time under the circumstances from the date of notice by such Party of the required disclosure to comment upon,

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request confidential treatment or approve such disclosure, then such Party shall have the right to make such public disclosure at the time and in the manner reasonably determined by its counsel to be required by Applicable Law. Notwithstanding anything to the contrary herein, it is hereby understood and agreed that if a Party seeking to make a disclosure to a Securities Regulator as set forth in this Section 6.6, and the other Party provides comments within the respective time periods or constraints specified herein or within the respective notice, the Party seeking to make such disclosure or its counsel, as the case may be, shall in good faith consider incorporating such comments.

6.7 Publications. (a) Immatics shall not publish any Confidential Information of Moderna that [**] and (b) Moderna shall not publish any Confidential Information of Immatics [**], and (c) neither Party shall publish any Confidential Information deemed to be the Confidential Information of both Parties pursuant to Section 6.5(c), in each case of (a), (b) and (c), without the prior written consent of the other Party (which consent may not be unreasonably withheld or delayed), unless such information has already been publicly disclosed either prior to the Closing Date or after the Closing Date in accordance with Section 6.3, Section 6.6, this Section 6.7 or Section 6.8 below. Each Party shall submit to the other Party any publication or presentation (including in any seminars, symposia or otherwise) of Confidential Information of the other Party at least [**] prior to the estimated publication date. The Parties shall work together to resolve any comments and objections on a timely basis; provided, that each Party may request deletion of any of its Confidential Information from any such proposed publication. The obligations imposed by this Section 6.7 shall not apply to a Moderna’s publication or presentation of information relating to the Development, use or Commercialization of any of its products beyond the scope of this Agreement.

6.8 Press Release; Publicity. The Parties shall issue a press release substantially similar to the form of press release attached hereto as Schedule 6.8 upon a mutually agreed-upon date promptly after the Execution Date. Thereafter, neither Party shall issue any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed; provided that neither Party will be prevented from complying with any duty of disclosure it may have pursuant to Applicable Laws or pursuant to the rules of any recognized stock exchange or quotation system subject to the restrictions set forth herein. Notwithstanding the foregoing, [**]. If either Party desires to issue a subsequent press release or other public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof, the issuing Party will provide the other Party with a copy of the proposed press release or public statement. The issuing Party shall specify with each such proposed press release or public statement, taking into account the urgency of the matter being disclosed, a reasonable period of time (at least [**], if possible) within which the Receiving Party may provide any comments on such proposed press release or public statement. If the reviewing Party provides any reasonable comments, the Parties shall consult with one another on such proposed press release or public statement and work in good faith to prepare a mutually acceptable press release or public statement. Each Party may repeat any information relating to this Agreement that has already been publicly disclosed in accordance with this Section 6.8; provided that such information continues as of such time to be accurate.

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ARTICLE 7

INTELLECTUAL PROPERTY

7.1 License.

7.1.1 License Grants. Each Project Agreement shall set forth the licenses to be granted with respect to the corresponding Research Program and Exploitation of intellectual property thereunder.

7.1.2 Sublicenses. Each Project Agreement shall set forth the ability of a Party to grant sublicenses under any intellectual property license granted thereunder.

7.1.3 Rights Retained by the Parties. For purposes of clarity, each Party retains the rights under all Know-How and Patents Controlled by such Party not expressly granted to the other Party pursuant to this Agreement or a Project Agreement. Except as explicitly set forth in this Agreement or a Project Agreement, neither Party shall be deemed by estoppel or implication to have granted the other Party any license or other right to any intellectual property of such Party.

7.1.4 Section 365(n) of the Bankruptcy Code. All licenses granted under this Agreement are deemed to be, for purposes of Section 101(35A) of title 11 of the United States Code and of any similar provisions of Applicable Laws under any other jurisdiction (the “Bankruptcy Code”), licenses of rights to “intellectual property”. Moderna may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that if Moderna elects to retain its rights as a licensee under any Bankruptcy Code, Moderna shall be entitled to complete access to any technology licensed to it hereunder and all embodiments of such technology. Such embodiments of the technology shall be delivered to Moderna not later than (a) the commencement of bankruptcy proceedings against Immatics, upon written request, unless Immatics elects to perform its obligations under this Agreement or (b) if not delivered under this Section 7.1.4 upon the rejection of this Agreement by or on behalf of Immatics, upon written request. Any agreements supplemental hereto shall be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code.

7.2 Ownership.

7.2.1 Background Intellectual Property. Each Party shall retain all of its right, title and interest in, to and under its Background Intellectual Property except, in each case, to the extent that any such rights are licensed under this Agreement. [**].

7.2.2 Intellectual Property Arising under This Agreement.

(a) Moderna Platform. Any Inventions that relate to mRNA Technology (the “Moderna Platform Inventions”), and any and all Patents that claim such Moderna Platform Inventions (“Moderna Platform Patents,” and together with the Moderna Platform Inventions and other intellectual property rights with respect thereto, the “Moderna Platform Technology”), shall be owned solely by Moderna, subject to any rights or licenses expressly granted by Moderna to Immatics under this Agreement. Immatics shall promptly disclose to Moderna in writing, the conception, discovery, development, invention or creation of any Moderna Platform Inventions. Immatics, on behalf of itself and its Affiliates, hereby assigns to Moderna all of Immatics’ and its Affiliates’ right, title and interest in and to all Moderna Platform Technology.

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(b) Product-Specific. Subject to Section 7.2.2(a), any Inventions that (i) specifically relate to one or more Products or (ii) relate to a Collaboration Research Target, in each case excluding Moderna Platform Inventions (collectively, the “Product-Specific Inventions”), and any and all Patents that claim such Product-Specific Inventions (“Product-Specific Patents,” and together with the Product-Specific Inventions and other intellectual property rights with respect thereto, the “Product-Specific Technology”), shall be owned solely by Moderna, subject to any rights or licenses expressly granted by Moderna to Immatics under this Agreement or any Project Agreement. Immatics, on behalf of itself and its Affiliates, hereby assigns to Moderna all of Immatics’ and its Affiliates’ right, title and interest in and to all Product-Specific Technology. Each Party shall promptly disclose to the other Party in writing, the conception, discovery, development, invention or creation of any Product-Specific Invention. Notwithstanding anything to the contrary, Moderna shall only practice and exploit any Product-Specific Technology with respect to any Product-Specific Inventions solely invented by Immatics and assigned by Immatics to Moderna within the scope of the license granted to Moderna with respect to the corresponding Research Program.

(c) Immatics Arising Inventions. Subject to Sections 7.2.2(a) and 7.2.2(b), any Inventions that relate to Immatics Technology that are not a (i) Product-Specific Invention or (ii) Moderna Platform Invention (the “Immatics Arising Inventions”), and any and all Patents that claim such Immatics Arising Inventions (“Immatics Arising Patents,” and together with the Immatics Arising Inventions and other intellectual property rights with respect thereto, the “Immatics Arising Technology”), shall be owned solely by Immatics, subject to any rights or licenses expressly granted by Immatics to Moderna under this Agreement. Moderna shall promptly disclose to Immatics in writing, the conception, discovery, development, invention or creation of any Immatics Arising Inventions. Moderna, on behalf of itself and its Affiliates, hereby assigns to Immatics all of Moderna’s and its Affiliates’ right, title and interest in and to all Immatics Arising Technology.

(d) Overlapping. Any Inventions that relate [**] (the “Overlapping Inventions”), and any and all Patents that claim such Overlapping Inventions (“Overlapping Patents,” and together with the Overlapping Inventions and other intellectual property rights with respect thereto, the “Overlapping Technology”), shall be owned by Moderna in accordance with Sections 7.2.2(a) and 7.2.2(b). For clarity, an Overlapping Invention may be [**]. Moderna shall and hereby does grant to Immatics a non-exclusive, worldwide, fully paid, irrevocable, nonterminable, fully transferable license, with the right to grant sublicenses (through multiple tiers), under the Overlapping Licensed Technology to Exploit the Immatics Technology (including products related to the Immatics Technology), but excluding the treatment, diagnosis or prevention of diseases using mRNA Technology, subject to any exclusivity obligations included in a Project Agreement.

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7.2.3 Cooperation and Allocation. Each Party shall cause its and its Affiliates’ employees, consultants, licensees (and in the case of Moderna, Sublicensees), agents, independent contractors or any other Person who conceives, discovers, develops or otherwise makes any Invention by or on behalf of such Party or its Affiliates under this Agreement to assign to such Party such Person’s or entity’s right, title and interest in and to any such Invention as is necessary to enable such Party to fully effect the ownership of such Invention, as provided for in this Section 7.2. Each Party shall also include provisions in its relevant agreements with Third Parties performing activities on its behalf pursuant to this Agreement, that effect the intent of this Section 7.2. Each Party shall provide reasonable cooperation to the other Party, and shall cause its Affiliates, employees, consultants, sublicensees (and in the case of Moderna, Sublicensees), agents or independent contractors to cooperate with such Party and take all reasonable additional actions and execute such agreements, instruments and documents as may be reasonably required to perfect such Party’s right, title and interest in and to Invention, as set forth in this Section 7.2, including by executing and delivering all documents reasonably required to evidence or record any assignment pursuant to this Agreement.

7.2.4 German Inventors. In accordance with the German Statute on Employees’ Inventions, each Party shall claim the unlimited use of any Invention conceived, reduced to practice, developed, made or created in the performance of, or as a result of, any activities performed under this Agreement by its German employees, including its employees working outside of Germany under a contract based on German law. [**]

7.3 Results.

7.3.1 Results without Moderna Confidential Information. The Parties jointly own any Results (a) that are created or generated solely by Immatics, its Affiliates, or Third Parties acting on Immatics’ behalf, without reference to any Confidential Information disclosed by Moderna to Immatics, and (b) that are created or generated jointly by (i) Immatics or its Affiliates or Third Parties acting on its or their behalf, without reference to any Confidential Information disclosed by Moderna to Immatics and (ii) Moderna, its Affiliates, Sublicensees or Third Parties acting on its or their behalf. Immatics may only use such Results to [**].

7.3.2 Results with Moderna Confidential Information. Moderna solely owns any Results that are created or generated by or on behalf of either Party, whether solely or jointly, with reference to Confidential Information disclosed by Moderna to Immatics and such Results shall be deemed the Confidential Information of Moderna.

7.3.3 Results Generally. Notwithstanding anything to the contrary, Moderna may use Results [**]. Notwithstanding anything to the contrary herein, and solely to the extent not related to [**], Immatics may disclose improvements to the Immatics Technology that are created or generated by Immatics or its Affiliates or Third Parties acting on its or their behalf; provided that [**].

7.4 Third-Party IP. If, at any time during the Term, either Party reasonably identifies any Know-How or Patent Controlled by a Third Party that may be necessary or reasonably useful to Exploit the Products in the Field in the Territory (“Third-Party IP”), such Party shall notify the other Party in writing regarding such Third-Party IP. If such Third-Party IP primarily relates to the Product, then as between the Parties, Moderna shall have the [**] to obtain a license to such Third-Party IP in order to permit Moderna to conduct its obligations and exercise its rights under this Agreement. The terms and conditions involved in obtaining such

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rights shall be determined at Moderna’s sole discretion. If such Third-Party IP is generally applicable to the Licensed Intellectual Property, Immatics shall have the [**] to obtain a license to such Third-Party IP. Immatics shall [**] promptly secure such Third-Party IP and shall disclose the terms and conditions of any license or other agreement under which it acquires any Third-Party IP pursuant to this Section 7.4 to Moderna after execution of such license or other agreement. Following the disclosure of such terms and conditions, such Third-Party IP shall be deemed part of the Licensed Intellectual Property only if Moderna provides Immatics with written notice that [**]; provided that if Moderna does not provide Immatics such written notice, Moderna may seek a license independently to such Third-Party IP, which shall be subject to Section 5.3.5.

7.5 CREATE Act. Notwithstanding anything to the contrary in this Article 7, neither Party shall have the right to make an election under the Cooperative Research and Technology Enhancement (CREATE) Act of 2004 (the “CREATE Act”) when exercising its rights under this Article 7 without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed. With respect to any such permitted election, the Parties shall use reasonable efforts to cooperate and coordinate their activities with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the CREATE Act.

7.6 Trademarks. Moderna shall have the right to select, and shall be free, in its sole discretion, to use and to register in any trademark office in the Territory, any trademark for use with a Product. As between the Parties, Moderna shall own all right, title and interest in and to any trademarks adopted by Moderna for use with a Product, and is responsible for the registration, filing, maintenance and enforcement thereof.

ARTICLE 8

PATENT PROSECUTION

8.1 Prosecution and Maintenance of Patents.

8.1.1 Moderna-Prosecuted Patents. As between the Parties and at its expense, Moderna (a) shall have the sole right (but not the obligation) to Prosecute and Maintain the Moderna Platform Patents (this clause (a), the “Moderna Sole Right Patents”), and (b) shall have the initial right (but not the obligation) to Prosecute and Maintain (i) the Licensed Patents that specifically claim the Collaboration Research Target, (ii) the Product-Specific Patents, and (iii) the [**] Licensed Patent (this clause (b), the “Moderna First Right Patents”). [**] Moderna or its patent counsel shall keep Immatics informed as to material developments with respect to the Prosecution and Maintenance of the Moderna First Right Patents, including by providing copies of all substantive office actions or any other substantive documents that such patent counsel receives from any patent office, including notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions, and shall provide Immatics with a reasonable opportunity to comment substantively on the Prosecution and Maintenance of such Moderna First Right Patents prior to taking material actions (including the filing of initial applications), and shall in good faith consider any comments made by and actions recommended by Immatics, provided, that Immatics does so promptly and consistent with any applicable filing deadlines. As coordinated by the Parties through the JPC, [**].

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8.1.2 Immatics Backup Right. If Moderna decides not to file a Moderna First Right Patent or intends to allow a Moderna First Right Patent to lapse or become abandoned, it shall notify and consult with Immatics of such decision or intention at least [**] prior to the date upon which the subject matter of such Moderna First Right Patent shall become unpatentable or such Moderna First Right Patent shall lapse or become abandoned, and Immatics shall thereupon have the right (but not the obligation) to assume the Prosecution and Maintenance of such Moderna First Right Patent at Immatics’ expense with counsel of its choice.

8.1.3 Immatics-Prosecuted Patents. As between the Parties and at its expense, Immatics shall have the sole right (but not the obligation) to Prosecute and Maintain all Licensed Patents that are not Moderna First Right Patents (including any Immatics Arising Patents assigned to Immatics pursuant to Section 8.1.1) (the “Immatics Sole Right Patents”). On an annual basis, Immatics or its patent counsel shall update Moderna as to material developments with respect to the Prosecution and Maintenance of the Immatics Sole Right Patents since the last such annual update. The Parties shall cooperate in good faith to file divisional applications or continuation applications on the Patent set forth on Schedule 8.1.3 to separate claims such that the divisional application or continuation application solely and specifically relates to the [**] (the “[**] Licensed Patent”).

8.1.4 Cooperation. Each Party shall provide to the Party Prosecuting and Maintaining any such Patents under this Section 8.1 reasonable assistance and cooperation in such Prosecution and Maintenance, at such Prosecuting and Maintaining Party’s request and expense. The Prosecuting and Maintaining Party shall keep the other Party regularly informed of the status and progress of such Prosecution and Maintenance efforts.

8.2 Defense of Claims Brought by Third Parties.

8.2.1 Notice. If a Party becomes aware of any actual or potential claim that the research, Development, Manufacture or Commercialization of any Product in the Field infringes the intellectual property rights of any Third Party, such Party shall promptly notify the other Party. In any such instance, the Parties shall, as soon as practicable thereafter, meet to discuss in good faith regarding the best response to such notice. Moderna shall have the sole right, but not the obligation, to defend and dispose (including through settlement or license) of such claim.

8.2.2 Costs. Subject to any rights to indemnification from [**] hereunder, the costs and expenses incurred by the Parties in connection with defense of any claim described in Section 8.2.1 shall be borne solely by [**], unless otherwise agreed in writing by the Parties, provided that [**]. For clarity, this Section 8.2.2 is intended to address the Parties’ defense costs in such claim, and if as a result of any such defense of such claim, a Party obtains a license under Third Party intellectual property rights, Sections 5.3.5 or 5.3.8 may apply to the amounts due to any such Third Party pursuant to such license.

8.3 Patent Term Extensions. Moderna shall have the exclusive right, but not the obligation, to seek, in Immatics’ name if so required, patent term extensions, supplemental protection certificates and the like available under Applicable Law, including 35 U.S.C. § 156 and applicable foreign counterparts, in any country in the Territory in relation to the Moderna First Right Patents claiming a Product for which Moderna has filed for or received Regulatory Approval. Immatics and Moderna shall cooperate in connection with all such activities. Moderna shall give due consideration to all suggestions and comments of Immatics regarding any such activities, but in the event of a disagreement between the Parties, Moderna shall have the final decision-making authority.

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8.4 Recording. If Moderna deems it necessary or desirable to register or record this Agreement or evidence of this Agreement with any patent office or other appropriate Governmental Authority in one or more jurisdictions in the Territory, Immatics shall reasonably cooperate to execute and deliver to Moderna any documents accurately reflecting or evidencing this Agreement that are necessary or desirable, in Moderna’s reasonable judgment, to complete such registration or recordation; provided that the Parties first mutually agree on the contents of such documents. Moderna shall [**] in complying with the provisions of this Section 8.4.

8.5 Regulatory Data Protection. Moderna shall have the sole authority to determine Patents to list, with the applicable Regulatory Authorities in the Territory during the Term, for any Product that Moderna intends to, or has begun to, Commercialize, such listings to include all so called “Orange Book” listings and “Purple Book” listings and all similar listings in any other relevant countries, regardless of which Party owns such Patent.

ARTICLE 9

PATENT ENFORCEMENT

9.1 Enforcement of Patents.

9.1.1 Notice. If any Party learns of an infringement or threatened infringement in the Field by a Third Party with respect to any Licensed Patent or Moderna Platform Patent, including actual or alleged infringement under 35 USC §271(e)(1), that is or would be infringing activity involving the using, making, importing, offering for sale or selling of products that are substantially the same as or otherwise competitive with the Products (including comparable Third Party Products) (“Competitive Infringement”), such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such Competitive Infringement. For any Competitive Infringement, Immatics shall share with Moderna all information reasonably available to it regarding such alleged infringement.

9.1.2 Biosimilar Applications. If either Party receives a copy of an application submitted to the FDA under subsection (k) of Section 351 of the Public Health Service Act (“PHSA”) (a “Biosimilar Application”) naming a Product as a reference product or otherwise becomes aware that such a Biosimilar Application has been filed (such as in an instance described in Section 351(1)(9)(C) of the PHSA), such Party shall, within [**], notify the other Party. If the research, Development, Manufacture or Commercialization of the product described in such Biosimilar Application would amount to Competitive Infringement of a Licensed Patent, the Parties shall coordinate in good faith; provided that Moderna shall have the first right to determine, implement and control the appropriate course of action or any related proceeding with respect to the Moderna First Right Patents as provided under Section 9.1.3. If such Biosimilar Application would amount to Competitive Infringement of any Moderna Sole Right Patents or Moderna First Right Patents, Moderna shall have the sole right to determine, implement and control the appropriate course of action or any related proceeding. Moderna shall keep Immatics informed as to material developments with respect to any course of action it takes with respect to a Competitive Infringement contemplated by this Section 9.1.2 and shall provide Immatics with a reasonable opportunity to comment substantively on such action with respect to any Moderna First Right Patents.

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9.1.3 Enforcement of Moderna First Right Patents.

(a) Initial Enforcement. As between the Parties, Moderna shall have the first right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to any infringement or threatened infringement of any Moderna First Right Patent by counsel of its own choice, in Moderna’s own name and under Moderna’s direction and control. The foregoing right of Moderna shall include the right to perform all actions of a reference product sponsor set forth in the U.S. Hatch-Waxman Act or Public Health Service Act, and any ex-U.S. equivalent of such laws. If such infringement or threatened infringement would amount to Competitive Infringement of any Moderna First Right Patents, Moderna shall have the first right to determine, implement and control the appropriate course of action or any related proceeding. Moderna shall keep Immatics informed as to material developments with respect to any course of action it takes with respect to a Competitive Infringement of any Moderna First Right Patents contemplated by this Section 9.1.3 and shall provide Immatics with a reasonable opportunity to comment substantively on such action with respect to any Moderna First Right Patents.

(b) Timing. Pursuant to Section 9.1.3(a), Moderna shall have a period of [**] after its receipt or delivery of notice and evidence pursuant to Section 9.1.1 or receipt of written notice from a Third Party that reasonably evidences any action or proceeding with respect to any infringement or threatened infringement (an “Enforcement Proceeding”) to elect to so enforce such Moderna First Right Patent in the applicable jurisdiction (or to settle or otherwise secure the abatement of such Competitive Infringement); provided, that such period shall be: (i) more than [**] to the extent Applicable Law prevents earlier enforcement of such Moderna First Right Patent, and provided further that if such period is extended because Applicable Law prevents earlier enforcement, Moderna shall have until the date that is [**] following the date upon which Applicable Law first permits such Enforcement Proceeding; and (ii) less than [**] to the extent that a delay in bringing such Enforcement Proceeding against such alleged Third Party infringer would limit or compromise the remedies (including monetary relief, and stay of regulatory approval) available against such alleged Third Party infringer. In the event Moderna does not so elect (or settle or otherwise secure the abatement of such infringement or threatened infringement) before the first to occur of (A) the expiration of the applicable period of time set forth in the preceding subsections (i) and (ii) or (B) [**] before the expiration of any time period under Applicable Law that would, if an Enforcement Proceeding was not filed within such time period, limit or compromise the remedies available from such Enforcement Proceeding, it shall so notify Immatics in writing and in the case where Immatics then desires to commence a suit or take action to enforce the applicable Moderna First Right Patent with respect to such infringement or threatened infringement (other than Competitive Infringement) in the applicable jurisdiction, Immatics shall, subject to Section 9.1.3(a), thereafter have the right to commence such a suit or take such action to enforce the applicable Moderna First Right Patent (such action, a “Step-In Proceeding”), [**].

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9.1.4 Right to Participate; Joinder. The non-enforcing Party in relation to any enforcement action or proceeding set forth in Section 9.1.3(a) shall have the right, at its own expense and by counsel of its choice, to be represented in any such action or proceeding. In the case of any Enforcement Proceeding or Step-In Proceeding, at the enforcing Party’s written request, and [**] (subject to Section 9.1.8), the other Party shall join any such action or proceeding as a party and shall use Commercially Reasonable Efforts to cause any Third Party as necessary to join such action or proceeding as a party if doing so is necessary for the purposes of establishing standing or is otherwise required by Applicable Law to pursue such action or proceeding. All time periods set forth in Section 9.1.3(b) shall be subject to Applicable Law, which may prevent earlier enforcement.

9.1.5 Cooperation. In addition to the obligations set forth in Section 9.1.3 each Party shall provide to the Party enforcing any such rights under Section 9.1.3(a) reasonable assistance and cooperation in such enforcement, [**]. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts.

9.1.6 Consent to Enforce. Notwithstanding anything to the contrary in this Section 9.1, if Moderna has a reasonable, good faith concern that Immatics’ exercise of its backup enforcement or defense rights with respect to any Moderna First Right Patent as set forth in Section 9.1.3(b) would be detrimental to the overall patent protection of the Products, then Immatics shall not be permitted to enforce or defend such Moderna First Right Patent without the prior written consent of Moderna, provided that such consent shall not be unreasonably withheld, conditioned, or delayed.

9.1.7 Settlement. A settlement or consent judgment or other voluntary final disposition of a suit under this Section 9.1 may be entered into without the consent of the Party not bringing suit; provided, that any such settlement, consent judgment or other disposition of any action or proceeding by a Party under this Article 9 shall not, without the consent of the Party not bringing suit, (a) impose any liability or obligation on the Party not bringing suit, (b) include the grant of any license, covenant or other rights to any Third Party that would conflict with or reduce the scope of the subject matter included under the licenses granted to the Party not bringing suit under this Agreement, (c) conflict with or reduce the scope of the subject matter claimed in any Patent owned by the Party not bringing suit, or (d) adversely affect the interest of the Party not bringing suit in any material respect; provided that such consent shall not be unreasonably withheld, conditioned, or delayed.

9.1.8 Costs and Recoveries. Except as otherwise set forth in this Section 9.1, each Party shall bear all of its own internal costs incurred in connection with its activities under this Section 9.1. If a Party commences an Enforcement Proceeding or a Step-In Proceeding, it shall bear all external costs and expenses for such action. Any damages or other monetary awards recovered in any action, suit or proceeding brought under this Section 9.1 shall be shared as follows:

(a) Initial Allocation. Such damages or other sums recovered shall be applied to all Out-of-Pocket Costs and expenses incurred by each Party directly in connection with such action (including, for this purpose, a reasonable allocation of expenses of outside counsel). If such recovery is insufficient to cover all such costs and expenses of both Parties, it shall be shared in proportion to the total of such costs and expenses incurred by each Party; and

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(b) Remaining Proceeds. The remainder of any recovery or distribution received by a Party under this Section 9.1, after reimbursement of costs and expenses of each Party, shall be [**].

9.2 Enforcement of Moderna Patents. As between the Parties, Moderna shall have the sole right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to any Third Party infringement of Moderna Sole Right Patents, including Competitive Infringement of any Moderna Platform Patents, by counsel of its own choice, in Moderna’s own name and under Moderna’s direction and control.

9.3 Enforcement of Immatics Patents. As between the Parties, Immatics shall have the sole right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to any Third Party infringement of any Immatics Sole Right Patents by counsel of its own choice, in Immatics’ own name and under Immatics’ direction and control.

9.4 Other Actions by Third Parties.

9.4.1 Each Party shall notify the other Party promptly in the event of any legal or administrative action by any Third Party involving any Licensed Patent of which it becomes aware, including any nullity, revocation, inter partes, interference, reexamination or compulsory license proceeding. Moderna shall have the first right, but no obligation, to defend against any such action involving any Moderna First Right Patent in its own name (to the extent permitted by Applicable Law), and any such defense shall be [**]. Immatics, upon Moderna’s request, agrees to join in any such action [**] in any event to cooperate with Moderna [**]. If Moderna fails to defend against any such action involving a Moderna First Right Patent, then Immatics shall have the right to defend such action, in its own name, and any such defense shall be [**]. In such event, Moderna, upon Immatics’ request, shall reasonably cooperate with Immatics in any such action [**].

9.4.2 Moderna shall have the sole right, but not the obligation, to defend any legal or administrative action by any Third Party involving any Moderna Sole Right Patent of which it becomes aware, including any nullity, revocation, interference, inter partes, reexamination or compulsory license proceeding. Immatics shall have the sole right, but not the obligation, to defend any legal or administrative action by any Third Party involving any Immatics Sole Right Patent of which it becomes aware, including any nullity, revocation, interference, inter partes, reexamination or compulsory license proceeding.

9.5 Unified Patent Court. Moderna shall be solely responsible for making all decisions regarding Moderna Sole Right Patents and Moderna First Right Patents, including decisions regarding the opting-out or opting-in of existing European Patents into the jurisdiction of the Unified Patent Court or the registration of European Patents with Unitary Effect; provided that Moderna shall consult with Immatics and [**].

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9.6 Common Interest. All information exchanged between the Parties regarding the prosecution, maintenance, enforcement and defense of Patents under this Agreement shall be the Confidential Information of the Disclosing Party. In addition, the Parties acknowledge and agree that, with regard to such prosecution, maintenance, enforcement, and defense the interests of the Parties as collaborators and licensor and licensee are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Patents hereunder, including privilege under the common interest doctrine and similar or related doctrines. Notwithstanding anything to the contrary set forth in this Agreement, to the extent a Party has a good-faith belief that any information required to be disclosed by such Party to the other Party under this Agreement is protected by attorney-client privilege or any other applicable legal privilege or immunity, such Party shall not be required to disclose such information and the Parties shall in good faith cooperate to agree upon a procedure (including entering into a specific common interest agreement, disclosing such information on a “for counsel eyes only” basis or similar procedure) under which such information may be disclosed without waiving or breaching such privilege or immunity.

ARTICLE 10

INDEMNIFICATION; INSURANCE

10.1 By Immatics. Subject to Section 10.3, Immatics shall defend, indemnify and hold harmless Moderna and its Affiliates, and their respective directors, officers, employees and agents (each a “Moderna Indemnitee”) from and against any and all costs, fees, expenses, losses, liabilities and damages, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”) to which any Moderna Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (a “Claim”) to the extent such Losses arise out of: (a) the gross negligence or willful misconduct of Immatics or an Immatics Indemnitee in connection with its activities under this Agreement or any Project Agreement; (b) the breach of this Agreement or the representations, warranties and covenants made by Immatics under this Agreement or any Project Agreement; or [**]; except, in each case, to the extent [**].

10.2 By Moderna. Subject to Section 10.3, Moderna shall defend, indemnify and hold harmless Immatics, its Affiliates and their respective directors, officers, employees and agents (each an “Immatics Indemnitee”) from and against any and all Losses to which any Immatics Indemnitee may become subject as a result of any Claim to the extent such Losses arise out of: [**]; except, in each case, [**].

10.3 Procedure. A Party that intends to claim indemnification under this Article 10 (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any Claim in respect of which the Indemnitee intends to claim such indemnification. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Claim shall only relieve the Indemnitor of its indemnification obligations under this Article 10 if and to the extent the Indemnitor is actually and materially prejudiced thereby. The Indemnitor has sole control of the defense or settlement thereof. The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Claim covered by this indemnification. The Indemnitee may participate at its expense in the Indemnitor’s defense of and settlement negotiations for any Claim with counsel of the Indemnitee’s own selection. The Indemnitor shall not settle any Claim in a

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settlement other than a settlement that solely requires payment of money damages without the prior written consent of the Indemnitee, not to be unreasonably withheld, conditioned or delayed. If the Indemnitor does not assume and conduct the defense of the Claim as provided above: (a) the Indemnitee may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnitee may deem reasonably appropriate (and the Indemnitee need not consult with, or obtain any consent from, the Indemnitor in connection therewith); and (b) the Indemnitor shall remain responsible to indemnify the Indemnitee as provided in this Article 10.

10.4 Insurance. During the Term, each Party shall maintain such types and amounts of liability insurance (including self-insurance) as is normal and customary in the industry generally for similarly situated parties and adequate to cover its obligations under this Agreement, and Immatics shall, upon request, provide Moderna with a certificate of insurance in that regard, along with any amendments and revisions thereto, if applicable.

10.5 LIMITATION OF LIABILITY. EXCEPT FOR (A) A BREACH OF SECTION 13.3 (ASSIGNMENT), Article 6 (CONFIDENTIALITY) OR A PARTY’S EXCLUSIVITY OBLIGATIONS, (B) CLAIMS THAT ARE SUBJECT TO INDEMNIFICATION UNDER THIS Article 10 OR (C) DAMAGES DUE TO GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD OF THE LIABLE PARTY, NEITHER IMMATICS NOR MODERNA, NOR ANY OF THEIR RESPECTIVE AFFILIATES WILL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES UNDER THIS AGREEMENT OR ANY PROJECT AGREEMENT FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE OR EXEMPLARY DAMAGES OR LOST PROFITS OR LOST DATA, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE. Without limiting the generality of the foregoing, “consequential damages” shall be deemed to include, and neither Party shall be liable to the other Party or any of such other Party’s representatives or stockholders for, any damages based on or measured by loss of projected or speculative future sales of the Products, any milestones or unearned royalties or any other unearned, speculative or otherwise contingent payments provided for in this Agreement or any Project Agreement.

ARTICLE 11

TERM AND TERMINATION

11.1 Term. Notwithstanding anything to the contrary in this Agreement, this Article 11, Article 12 and Article 13 shall become binding upon the Parties as of the Execution Date. The remainder of this Agreement shall not become effective until the Closing Date (the period from the Closing Date until the termination or expiration of the last Project Agreement, the “Term”).

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11.2 Termination without Cause. At any time during the Term, Moderna shall have the right, at its sole discretion, to terminate any Project Agreement, without cause, (a) upon [**] prior written notice to Immatics if the First Commercial Sale of a Product under such Project Agreement has not occurred or (b) [**] prior written notice to Immatics if the First Commercial Sale of a Product under such Project Agreement has occurred.

11.3 Termination for Breach.

11.3.1 Termination by Either Party for Breach. Subject to Section 11.3.2, (a) any or all Project Agreements and the rights granted thereunder may be terminated by Moderna for the material breach by Immatics of its exclusivity obligations under a Project Agreement, or (b) a Project Agreement and the rights granted thereunder may be terminated by either Party for the material breach by the other Party of such Project Agreement, provided, that the breaching Party has not cured such breach within [**] with respect to material breaches of payment obligations, [**] with respect to a material breach by Moderna of its obligation to use Commercially Reasonable Efforts, or [**] with respect to all other material breaches (each, as applicable, the “Cure Period”) after the date of written notice to the breaching Party, which notice shall describe such breach in reasonable detail and shall state the non-breaching Party’s intention to terminate the applicable Project Agreement pursuant to this Section 11.3.1. Any such termination of this Agreement or a Project Agreement under this Section 11.3.1 shall become effective at the end of the Cure Period, unless the breaching Party has cured any such breach or default prior to the expiration of such Cure Period.

11.3.2 Additional Procedures for Termination by Immatics for Failure of Moderna to Use Commercially Reasonable Efforts. If Immatics wishes to exercise its right to terminate a Project Agreement pursuant to Section 11.3.1 for Moderna’s material breach of its obligations to use Commercially Reasonable Efforts under a Project Agreement, it shall provide to Moderna a written notice of its intent to exercise such right, which notice shall be labelled as a “notice of material breach for failure to use Commercially Reasonable Efforts,” and shall state the reasons and justification for such termination and recommending steps which Immatics believes Moderna should take to cure such alleged breach.

11.3.3 Disagreement as to Material Breach. If the Parties reasonably and in good faith disagree as to whether there has been a material breach pursuant to Section 11.3.1, then the Party that disputes that there has been a material breach may contest the allegation by referring such matter, within [**] following such notice of alleged material breach for resolution to the Executive Officers, who shall meet promptly to discuss the matter, and determine, within [**] following referral of such matter, whether or not a material breach has occurred pursuant to Section 11.3.1. If the Executive Officers are unable to resolve a dispute within such [**] period after it is referred to them, the matter shall be resolved as provided in Section 13.6.

11.4 Termination for Bankruptcy. If either Party makes a general assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not dismissed, discharged, bonded or stayed within [**] after the filing thereof, the other Party may terminate this Agreement in its entirety, effective immediately upon written notice to such Party.

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11.5 Effects of Termination.

11.5.1 Termination of License. Upon the effective date of termination of a Project Agreement, all terminable licenses granted under such Project Agreement terminate in their entirety; provided that such licenses will continue as necessary for the Parties to complete the orderly wind-down of their activities under this Agreement or such Project Agreement in accordance with Applicable Law.

11.5.2 Return of Confidential Information. In the event either Party terminates this Agreement or a Project Agreement, each Party shall return or destroy all Confidential Information of the other Party with respect to the terminated Products being Developed or Commercialized under the applicable Project Agreement, pursuant to Section 6.1, unless such information is practiced by the Receiving Party pursuant to licenses retained after any such termination under this Agreement.

11.5.3 Additional Effects. In addition to the foregoing, any additional effects of termination with respect to a Research Program set forth in a Project Agreement shall apply upon the termination of such Project Agreement.

11.6 Survival of Sublicensees. Notwithstanding the foregoing, termination of the applicable Project Agreement or this Agreement in its entirety shall be construed as a termination the sublicense of any Sublicensee under such applicable Project Agreement (or all Project Agreements if this Agreement is terminated in its entirety); provided, that such Sublicensee shall have the right to request that Immatics grants to such Sublicensee a direct license. Immatics shall not unreasonably withhold its consent to any such request, provided, further, that the Sublicensee (a) is in good standing and is not in breach of its sublicense agreement upon termination of this Agreement or applicable Project Agreement, and (b) assumes all applicable obligations under this Agreement or applicable Project Agreement. In no case, however, will Immatics be bound by obligations contained in any sublicense agreement that extends beyond the obligations of Immatics set forth in this Agreement or applicable Project Agreement.

11.7 Optional Reduction of Royalties. In the event Moderna has the right to terminate a Project Agreement pursuant to Section 11.3 (including the dispute resolution provisions provided therein) for **], then at Moderna’s option in its sole discretion (a) the applicable Project Agreement shall continue but all payments due to Immatics pursuant to Article 5 for Products **] shall be reduced by [**], [** [**]], or (b) Moderna may terminate such Project Agreement and Section 11.5 shall otherwise apply. [**]. For clarity, [**].

11.8 Surviving Provisions.

11.8.1 Accrued Rights; Remedies. Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination, relinquishment or expiration, including the payment obligations under Article 5 hereof, and any and all damages or remedies (whether in law or in equity) arising from any breach hereunder. Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination of this Agreement. Except as otherwise expressly set forth in this Agreement, the termination provisions of this Section 11.8 are in addition to any other relief and remedies available to either Party under this Agreement and at Applicable Law.

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11.8.2 Survival. Notwithstanding any provision herein to the contrary, any rights or obligations otherwise accrued hereunder (including any accrued payment obligations) shall survive the expiration or termination of this Agreement or a Project Agreement. Further, the rights and obligations of the Parties set forth in the following Sections and Articles shall survive the expiration or termination of this Agreement, in addition to those other terms and conditions that are expressly stated to survive termination or expiration of this Agreement: Article 1 (to the extent such definitions are used in any other surviving provision), Article 5 (with respect to any payments incurred prior to termination), Article 6 (subject to any changes set forth in Section 11.5), Article 8, Article 9, Article 10 and Article 13 and Section 2.5, the last sentence of Section 2.7, Section 7.2, Section 7.3, Section 11.5, Section 11.6, Section 11.8, and Section 12.5; provided that such survival shall be limited to any specific time periods set forth in such Articles and Sections.

ARTICLE 12

REPRESENTATIONS AND WARRANTIES; COVENANTS

12.1 Warranties; Disclaimer of Warranties.

12.1.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that as of the Execution Date (a) such Party is duly organized, validly existing and in good standing under Applicable Law of the jurisdiction of its formation, (b) it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder, (c) this Agreement has been duly executed by it and is legally binding upon it, enforceable against such Party in accordance with its terms, (d) the execution and delivery by such Party of this Agreement does not conflict with the terms of any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any Applicable Law, and (e) no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Applicable Law currently in effect, is or will be necessary for the performance by such Party of its obligations under this Agreement, except (i) as may be required to conduct Clinical Trials or to seek or obtain Regulatory Approvals or applicable Regulatory Materials, or to Manufacture or Commercialize any Product(s) or (ii) as may be required under applicable Antitrust Laws, including the HSR Act.

12.1.2 Additional Representations and Warranties of Immatics. Immatics represents and warrants to Moderna, as of the Execution Date, that:

(a) Immatics or its Affiliates have full legal and beneficial title or ownership of Licensed Intellectual Property, all of which is free and clear of any claims, liens, charges or encumbrances (other than liens, charges or encumbrances for taxes not yet delinquent or being contested in good faith);

(b) it has the full right, power and authority to grant all of the rights and licenses granted or to be granted to Moderna under this Agreement;

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(c) it has complied in all material respects with all Applicable Laws, including any disclosure requirements, in connection with the Prosecution and Maintenance of the Licensed Patents;

(d) Immatics and its Affiliates have independently developed all Know-How or, to Immatics’ Knowledge, has a valid right to use the Immatics’ Know-How for the Immatics Research Activities agreed as of the Execution Date;

(e) it or its Affiliates have obtained from all inventors of Licensed Intellectual Property owned by Immatics or its Affiliates existing as of the Execution Date valid and enforceable agreements assigning to Immatics each such inventor’s entire right, title and interest in and to all such Licensed Intellectual Property unless such assignment occurs automatically by virtue of Applicable Laws;

(f) no Licensed Intellectual Property existing as of the Execution Date is subject to any funding agreement with any government or Governmental Authority;

(g) Immatics has disclosed any known Third Party challenges or threats to challenge the ownership, scope, validity or enforceability of any Licensed Intellectual Property;

(h) there are no agreements relating to the licensing, sublicensing or other granting of rights with respect to the Licensed Intellectual Property that would conflict with or limit the scope of any of Moderna’s rights hereunder;

(i) there are no claims, judgments, settlements, litigations, suits, actions, disputes, arbitration, judicial or legal, administrative or other proceedings or governmental investigations pending or, to the Knowledge of Immatics, threatened against Immatics which would (i) be reasonably expected to affect or restrict the ability of Immatics to consummate the transactions under this Agreement and to perform its obligations under this Agreement and (ii) affect in any materially adverse manner the Licensed Intellectual Property, or Immatics’ Control thereof;

(j) neither Immatics nor any of its Affiliates has received any written notice, or to the Knowledge of Immatics, any other notice, of any claim that any Patent, Know-How or other intellectual property owned or controlled by a Third Party would be infringed or misappropriated by the production, use, research, Development, Manufacture or Commercialization of any Product pursuant to this Agreement, and to the Knowledge of Immatics, there are no Patents, Know-How or other intellectual property owned by a Third Party and not included in the Licensed Intellectual Property that are necessary or reasonably useful for the production, use, research, Development, Manufacture or Commercialization of any such Products to the extent solely related to the Immatics Technology;

(k) to the Knowledge of Immatics, no Third Party is conducting or engaging in any activity that would constitute infringement or misappropriation of the Licensed Intellectual Property in the Field in the Territory;

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(l) to the extent that Immatics and its Affiliates have generated, prepared, maintained and retained any Regulatory Materials under this Agreement that is required to be maintained or retained pursuant to and in accordance with, to the extent applicable, good laboratory and clinical practice and Applicable Laws, all such information is true, complete and correct in all material respects and what it purports to be; and

(m) Immatics and its Affiliates’ have complied in all material respects with all Applicable Laws related to data protection and data privacy and have provided all legally required privacy notices to, and obtained appropriate consents, including research informed consents, from data subjects, and such notices and consents permit the use of the data as currently and previously used and processed by Immatics and shall permit the licensing and transfer of anonymized personal data of such data subjects to Moderna as contemplated in this Agreement.

12.2 Covenants.

12.2.1 Neither Immatics nor its Affiliates shall: (a) assign, transfer, convey, encumber (including any liens or charges) or dispose of, or enter into any agreement with any Third Party to assign, transfer, convey, encumber (including any liens or charges) or dispose of any Licensed Intellectual Property except subject to the terms of this Agreement or pursuant to a permitted assignment of this Agreement pursuant to Section 13.3, (b) license or grant to any Third Party, or agree to license or grant to any Third Party, any Licensed Intellectual Property if such license or grant would adversely impact any of the rights granted to Moderna hereunder; or (c) except as permitted under Article 6, disclose any Confidential Information relating to the Licensed Intellectual Property to any Third Party if such disclosure would impair or conflict in any respect with any of the rights granted to Moderna hereunder.

12.2.2 Subject to Section 2.6 with respect to Subcontractors, each Party covenants that it shall obtain from each future employee, consultant and contractor that perform Development activities pursuant to this Agreement written agreements containing obligations of confidentiality and non-use and an assignment (subject to Section 7.2.4) to the applicable Party of all inventions (and all of such Person’s rights thereto) for which Immatics or Moderna is intended to have ownership or license rights under this Agreement such that no such employee, consultant, or contractor shall retain any rights to such inventions that would prevent or conflict with Moderna’s or Immatics’ rights of ownership or use of such inventions contemplated under this Agreement.

12.2.3 Each Party represents, warrants and covenants to the other Party that neither it nor its officers, employees, agents, consultants or any other Person used by such Party in the performance of their respective activities under this Agreement is: (a) debarred or disqualified under the U.S. Federal Food, Drug and Cosmetic Act; (b) listed by any government or regulatory agencies as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program; or (c) convicted of a criminal offense related to the provision of healthcare items or services, or is subject to any such pending action. Each Party shall not, during the Term, knowingly employ or use, directly or indirectly, including through Affiliates the services of any

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such person. In the event that either Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to such Party, directly or indirectly, including through Affiliates or, in the case of Moderna, Sublicensees, which directly or indirectly relate to activities contemplated under this Agreement, such Party shall notify the other Party promptly in writing and such Party shall cease employing, contracting with, or retaining any such Person to perform any such services.

12.3 Compliance.

12.3.1 Compliance with this Agreement. Each of the Parties shall, and shall cause their respective Affiliates to, comply with the terms of this Agreement.

12.3.2 Compliance with Applicable Laws. Each Party covenants to the other Party that in the performance of its obligations under this Agreement, such Party shall comply, and shall cause its Affiliates and its and its Affiliates’ employees and contractors to comply, with all Applicable Laws pertaining to (a) the research, Development, Manufacture and Commercialization of drugs and medical devices, including the FD&C Act, the PHSA, the regulations promulgated thereunder (including with respect to Good Clinical Practices, Good Laboratory Practices and Good Manufacturing Practices), and equivalent Applicable Laws of other Governmental Authorities; and (b) the reimbursement and payment for health care products and services, including any United States federal health care program (as such term is defined in 42 U.S.C. § 1320a-7b(f)), and programs and arrangements pertaining to providers of health care products or services that are paid for by any Governmental Authority or other Person, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), 42 U.S.C. § 1320a-7 and 42 U.S.C. § 1320a-7a, and the regulations promulgated pursuant to such statutes; and (c) the Prescription Drug Marketing Act, the Generic Drug Enforcement Act of 1992 (21 U.S.C. §§ 335a et seq.), and equivalent Applicable Laws of other Governmental Authorities; in each of the foregoing (a) through (c), as may be amended from time to time, in each case, in their performance under this Agreement. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Laws.

12.3.3 Compliance with Party-Specific Regulations. In carrying out their respective obligations under this Agreement, the Parties agree to cooperate with each other as may reasonably be required to help ensure that each is able to fully meet its obligations with respect to all judgments, decrees, orders or similar decisions issued by any Governmental Authority specific to a Party, and all consent decrees, corporate integrity agreements, or other agreements or undertakings of any kind by a Party with any Governmental Authority, in each case as the same may be in effect from time to time and applicable to a Party’s activities contemplated under this Agreement (the “Party-Specific Regulations”). Neither Party shall be obligated to pursue any course of conduct that would result in such Party being in material breach of any Party-Specific Regulation applicable to it; provided that, in the event that a Party refuses to fulfill its obligations under this Agreement in any material respect on such basis, the other Party shall have the right to terminate this Agreement in accordance with Section 11.3. All Party-Specific Regulations are binding only in accordance with their terms and only upon the Party to which they relate.

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12.3.4 Compliance with Internal Compliance Codes. All Internal Compliance Codes shall apply only to the Party to which they relate. The Parties shall use reasonable efforts to cooperate with each other to help ensure that each Party is able to comply with the substance of its respective Internal Compliance Codes and, to the extent practicable, each Party shall operate in a manner consistent with its Internal Compliance Codes applicable to its performance under this Agreement.

12.3.5 Compliance with Anti-Corruption Laws. In connection with this Agreement, the Parties shall comply with all applicable local, national, and international laws, regulations, and industry codes dealing with government procurement, conflicts of interest, corruption or bribery, including, if applicable, the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), the UK Bribery Act 2010, as amended, any laws enacted to implement the Organisation of Economic Cooperation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions, and any other applicable equivalent laws. Without limiting the foregoing, in performing its obligations under this Agreement, neither Party shall, directly or indirectly, pay any money to, or offer or give anything of value to, any Government Official, in order to obtain or retain business or to secure any commercial or financial advantage for any Party, including the other Party or for itself or any of their respective Affiliates or Sublicensees.

12.3.6 Prohibited Conduct. Without limiting the other obligations of the Parties set forth in this Section 12.3, each Party covenants to the other that, as of the Execution Date and in the performance of its obligations under this Agreement through the expiration or termination of this Agreement, such Party and, to its knowledge, its Affiliates and its and its Affiliates’ employees and contractors, in connection with the performance of their respective obligations under this Agreement, have not made, offered, given, promised to give, or authorized, and shall not make, offer, give, promise to give, or authorize, any bribe, kickback, payment or transfer of anything of value, directly or indirectly through Third Parties, to any Government Official for the purpose of (a) improperly influencing any act or decision of the Person or Government Official, (b) inducing the Person or Government Official to do or omit to do an act in violation of a lawful or otherwise required duty, (c) securing any improper advantage, or (d) inducing the Person or Government Official to improperly influence the act or decision of any organization, including any government or government instrumentality, to assist any Party in obtaining or retaining business.

12.3.7 Compliance with Export Control and Sanctions Laws. In connection with this Agreement, (a) the Parties shall comply with all applicable local, national, and international laws, and regulations regarding export controls, economic sanctions, trade embargoes, and anti-boycott matters including sanctions regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and (b) except as permitted by applicable government license or authorization, each Party shall not engage in any direct or indirect transactions or dealings with (including export, reexport, or transfer of any items to) (i) any country or territory that is subject to an embargo by the U.S. government (currently, Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine), or (ii) any entity or individual identified on, or 50% or more owned (individually or in the aggregate) by persons identified on, any list of designated or prohibited parties maintained by the United States or other applicable jurisdictions (including the List of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, and the Sectoral Sanctions Identifications List, which are maintained by OFAC, and the Entity List, Denied Persons List, and Unverified List, which are maintained by the Bureau of Industry and Security of the U.S. Commerce Department).

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12.4 Regulatory Reasonable Best Efforts

12.4.1 Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Antitrust Laws to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable, including (a) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Authority in connection with any Antitrust Law, (b) the obtaining of all necessary consents, authorizations, approvals or waivers from Third Parties, and (c) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

12.4.2 Without limiting the generality of anything contained in this Section 12.4, each of the Parties shall (and shall cause their respective Affiliates, if applicable, to) (a) promptly, but in no event later than [**] after the Execution Date make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the transactions contemplated by this Agreement and (b) use their reasonable best efforts to (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry, including allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) promptly give the other Party notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Authority or brought by a Third Party before any Governmental Authority, in each case, with respect to the transactions contemplated by this Agreement, (iii) promptly keep the other Party informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly inform the other Party of any communication to or from the U.S. Federal Trade Commission, U.S. Department of Justice or any other Governmental Authority in connection with any such request, inquiry, investigation, action or Legal Proceeding, and (v) promptly furnish to the other Party with copies of documents, communications or materials provided to or received from any Governmental Authority in connection with any such filing, request, inquiry, investigation, action or Legal Proceeding, (vi) to the extent reasonably practicable, consult in advance and cooperate with the other Party and consider in good faith the views of the other Party in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding, and (vii) except as may be prohibited by any Governmental Authority or by any Legal Requirement, in connection with any

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such request, inquiry, investigation, action or Legal Proceeding in respect of the transactions contemplated by this Agreement, each Party hereto shall provide advance notice of and permit authorized representatives of the other Party to be present at each meeting or telephone or video conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any Governmental Authority in connection with such request, inquiry, investigation, action or Legal Proceeding, provided that documents and information provided to the other Party pursuant to this paragraph may be redacted (1) to remove references to valuation or the identity of alternative acquirers, (2) to comply with contractual arrangements, or (3) to protect privilege; provided, further, the Parties may, as they deem advisable and necessary, designate any competitively sensitive documents or information provided to the other Party as “outside counsel only” and such documents and information shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials. Each Party shall make an appropriate response as promptly as practicable to any request by a Governmental Authority for additional information, documents or other materials in connection with such applications or filings for the transactions contemplated by this Agreement. Moderna shall pay all filing fees under the HSR Act and for any filings or submissions required under other Antitrust Laws. Neither Party shall enter into any timing agreement or commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period, or pull and refile, under the HSR Act or any other applicable Antitrust Laws, or not to consummate the transactions contemplated by this Agreement for any period of time, without the prior written consent of the other.

12.4.3 Failure or Delay to Obtain the Antitrust Clearance Condition; Termination Prior to the Closing Date. This Agreement shall terminate upon notice given by either Party to the other Party if the Closing Date has not occurred within [**] after the date on which the HSR waiting period commences; provided, neither Party shall be permitted to assert the failure of the Antitrust Clearance Condition to occur where such failure resulted from any breach of any covenant or obligation set forth in this Agreement. Neither Party shall request early termination of the waiting period under the HSR Act.

12.5 Disclaimer. Except as otherwise expressly set forth in this Agreement or a Project Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED (AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY PROVIDED IN THIS AGREEMENT OR A PROJECT AGREEMENT), INCLUDING ANY WARRANTY THAT ANY PATENTS OR KNOW-HOW ARE VALID OR ENFORCEABLE, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

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ARTICLE 13

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13.1 Severability. If any one or more of the terms or provisions of this Agreement is held by a court of competent jurisdiction to be void, invalid or unenforceable in any situation in any jurisdiction, such holding shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction and the term or provision shall be considered severed from this Agreement solely for such situation and solely in such jurisdiction, unless the void, invalid or unenforceable term or provision is of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the void, invalid or unenforceable term or provision. If the final judgment of such court declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree to (a) reduce the scope, duration, area or applicability of the term or provision or to delete specific words or phrases to the minimum extent necessary to cause such term or provision as so reduced or amended to be enforceable and (b) make a good faith effort to replace any void, invalid or unenforceable term or provision with a valid and enforceable term or provision such that the objectives contemplated by the Parties when entering this Agreement may be realized.

13.2 Force Majeure. No Party shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to a cause beyond the reasonable control of a Party, including acts of God, fires, floods, earthquakes, acts of war, terrorism, or civil unrest, or hurricane or other inclement weather, explosions, embargoes, epidemics, pandemics, quarantines, or any other event similar to those enumerated above (“Force Majeure”); provided, that the affected Party promptly notifies the other Party, and provided further that the affected Party shall use its commercially reasonable efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance with the utmost dispatch whenever such causes are removed. Such excuse from liability will be effective only to the extent and duration of the Force Majeure event causing the failure or delay in performance and provided that a Party has not caused such events to occur. When such circumstances arise, the Parties shall negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution.

13.3 Assignment.

13.3.1 Generally. This Agreement may not be assigned by any Party, nor may any Party delegate its obligations or otherwise transfer licenses or other rights created by this Agreement, except as expressly permitted hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned.

13.3.2 Successors. Notwithstanding the limitations in Section 13.3.1, each Party may assign this Agreement, together with its rights and obligations hereunder, to (a) an Affiliate or (b) to an Acquirer in connection with a Change of Control, subject to Section 13.5.

13.3.3 Inurement; All Other Assignments Null and Void. The terms of this Agreement shall be binding upon and shall inure to the benefit of the successors, heirs, administrators and permitted assigns of the Parties. Any successor or assignee of rights or obligations permitted hereunder shall, in writing to the other Party, expressly assume performance of such rights and obligations. Any purported assignment in violation of this Section 13.3 shall be null and void ab initio.

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13.4 Acquisition of Existing Competing Program. If, after the Closing Date, any Third Party becomes an Affiliate of Immatics that Immatics controls (as such term is defined in the definition of “Affiliate”) as a result of a merger, acquisition, consolidation, asset sale, or other similar transaction (whether in a single transaction or series of related transactions), and, as of the closing date of such transaction, such Third Party is engaged in a Competing Program, then continuation of the relevant Competing Program shall not be a breach of the applicable Project Agreement, provided that Immatics provides Moderna with written notice of such transaction promptly, but no later than [**] following the earlier of the first public announcement of such transaction or the execution of a definitive agreement relating to such transaction (if such disclosure is not prohibited under Applicable Laws or by the terms of any written agreement between Immatics and any Third Party), and Immatics does (or causes such Affiliate to), within [**] after the closing of such transaction, either [**].

13.5 Immatics Change of Control.

13.5.1 Notification of Change of Control. If Immatics undergoes a Change of Control, Immatics shall provide Moderna with written notice of such Change of Control of Immatics promptly, but no later than [**] following the earlier of the first public announcement of such Change of Control or the execution of a definitive agreement relating to such Change of Control (if such disclosure is not prohibited under Applicable Law or by the terms of any written agreement between Immatics and any Third Party), which notice shall include the identity of the Acquirer (a “Change of Control Notice”).

13.5.2 Acquirer Competing Program. On a Research Program-by-Research Program basis, if Immatics undergoes a Change of Control at any time before the expiry of exclusivity obligations under the applicable Research Plan and such Acquirer [**], then Immatics will not be in breach of its exclusivity obligations under the applicable Project Agreement as a result of such Change of Control or the continuation or commencement of such activities by such Acquirer, provided that Immatics shall implement and enforce Firewalls for the duration of the Firewall Period.

13.5.3 Firewalled Programs. Promptly following the first to occur of any of the following events in relation to an Acquirer of Immatics during the Term: [**] the “Firewall Event”), Immatics shall implement and enforce Firewalls between the applicable Research Program and the Competing Program for the duration of the applicable Firewall Period.

13.5.4 Firewall Audits. Moderna shall have the right, through a designated Third Party auditor reasonably acceptable to Immatics, to audit Immatics’ (and, as applicable, its Affiliates’) obligations under this Agreement regarding implementation and enforcement of Firewalls under this Section 13.5.4 for purposes of confirming compliance with the Firewalls, identifying any vulnerabilities or breaches and requiring Immatics (or its Affiliates) to promptly remediate any non-compliance identified by such audit. In connection with such audit, duly authorized representatives of Moderna’s designated auditor may make an on-site visit to Immatics (or its Affiliate) for the purpose of conducting such audit. Moderna may conduct such audits from time to time as reasonably necessary to confirm Immatics’ compliance with such Firewall requirements no more than once per any [**] period or more frequently if Moderna reasonably believes at any time that Immatics is not in compliance with such Firewall

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requirements; provided that, if the auditor identifies a breach of the Firewall, Moderna will be entitled to up to one additional audit within the same [**] period to verify that appropriate action has been taken to remedy the breach of the Firewall. Any audits described under this Section 13.5.4 shall be conducted during Immatics’ regular business hours, for a duration only as reasonably necessary to confirm Immatics’ compliance with the applicable Firewall requirements, and shall not unreasonably interfere with or impede Immatics’ business operations. Moderna shall provide Immatics with written notice of such audit at least [**] prior to such requested audit (or such shorter period as may be designated by Moderna if Moderna reasonably believes at any time that Immatics is not in compliance with such Firewall requirements). All such audits shall be conducted at Moderna’s cost and expense. If the auditor identifies any breach of the Firewall, Moderna or the auditor will notify Immatics, and Immatics will promptly (and will use reasonable efforts to ensure its Affiliates promptly) take all action necessary to remedy such breach, and will provide Moderna with reasonable assurance that such action has been taken, at Immatics’ sole expense.

13.6 Dispute Resolution.

13.6.1 Informal Dispute Resolution. Except as otherwise provided in this Agreement, in the event of any dispute between the Parties arising out of, relating to, or in connection with this Agreement, or the breach, termination, construction or validity hereof, or the rights, duties, or liabilities of either Party hereunder, the Parties shall first attempt in good faith to resolve such dispute by negotiation and consultation between themselves. If such dispute is not resolved on an informal basis within [**], either Party shall have the right, by written notice to the other Party, to refer the dispute to the co-chairpersons of the JSC for attempted resolution by good faith negotiation within [**] after such notice is received. Such co-chairpersons shall attempt in good faith to promptly resolve such dispute. If such dispute is not resolved between the co-chairpersons of the JSC within [**], either Party shall have the right, by written notice to the other Party, to refer the dispute to the Chief Executive Officer of the other Party (or a designee of such Chief Executive Officer) for attempted resolution by good faith negotiation within [**] after such notice is received. Such officers, or their designees, shall attempt in good faith to promptly resolve such dispute.

13.6.2 Arbitration. Any dispute that is not resolved pursuant to Section 13.6.1 shall be settled by binding arbitration to be conducted as set forth in this Section 13.6.2. Any disputes concerning the propriety of the commencement of arbitration or the scope or applicability of the agreement to arbitrate shall be finally settled by the arbitrator(s).

(a) Either Party, following the end of the [**] period referenced in Section 13.6.1, shall have the right to refer such dispute to arbitration administered by the Judicial Arbitration and Mediation Services (JAMS) pursuant to its Comprehensive Arbitration Rules and Procedures in effect at the time of the arbitration, except as they may be modified herein, before one arbitrator chosen upon mutual agreement of the Parties. If the Parties do not agree upon a single arbitrator within [**] after the commencement of arbitration, each Party will select one arbitrator within [**] of the commencement of arbitration. The two arbitrators so selected shall select a third arbitrator to serve as the single arbitrator of the dispute, such selection to be made within [**] after the selection of the second arbitrator. If any of the three arbitrators are not selected within the time prescribed above, then JAMS shall appoint the

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arbitrator(s). The arbitrator(s) shall be neutral and independent of both Parties and all of their respective Affiliates, shall have significant experience and expertise in licensing and partnering agreements in the pharmaceutical and biotechnology industries, shall have appropriate experience with respect to the matter(s) to be arbitrated, and shall have some experience in mediating or arbitrating issues relating to such agreements. In the case of any dispute involving diligence obligations, including an alleged failure to use Commercially Reasonable Efforts, the arbitrator(s) shall in addition have experience and expertise in the worldwide development and commercialization of pharmaceuticals and the business, legal and scientific considerations related thereto. If the Parties select a single arbitrator, they shall be deemed to meet these qualifications. If the arbitrators are selected by any other means, an arbitrator shall be deemed to meet these qualifications unless a Party objects within [**] after receiving notice that the arbitrator has been selected. If a Party objects to the qualifications of an arbitrator, the other selected arbitrators shall determine whether that arbitrator meets these qualifications. In the event an arbitrator is determined to be unqualified, a replacement arbitrator shall be selected within [**] after the date of that determination of unqualification, with the method of selection being the same as the method applicable to the unqualified arbitrator initially. In the case of a dispute involving a scientific or accounting matter or determination, the arbitrator(s) shall consider, in consultation with the Parties, whether to appoint an expert with applicable expertise and experience to assist the arbitrator(s) in such scientific or accounting matter or determination (and the arbitrator(s) shall select such expert if the Parties cannot agree on such expert within [**] after the arbitrator(s) determine there is a need for an expert the arbitrator(s)). The governing law in Section 13.7 shall govern such proceedings. The seat, or legal place of arbitration, will be [**] unless otherwise agreed to by the Parties, and the arbitration shall be conducted in English.

(b) The arbitrator(s) shall set a date for a hearing that shall be held no later than [**] following the sole arbitrator’s appointment (in case of one arbitrator) or the third arbitrator’s appointment (in case of three arbitrators). The Parties shall have the right to be represented by counsel. Each Party shall have the right to undertake document requests and up to five depositions.

(c) The arbitrator(s) shall use his or her best efforts to render an award ruling on each disputed issue within [**] after the closing of the hearing described in Section 13.6.2(b). Any award shall be binding and conclusive upon the Parties. Nothing contained herein shall be construed to permit the arbitrator to award punitive, exemplary or any similar damages. The arbitrator(s) shall render a reasoned award, which shall include findings of fact and conclusions of law.

(d) Any award to be paid by one Party to the other Party as determined by the arbitrator as set forth above under Section 13.6.2 shall be promptly paid in Dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting enforcement. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Section 13.6, and agrees that, subject to the Federal Arbitration Act, judgment may be entered upon any award in a court of competent jurisdiction and that other courts may award full faith and credit to such judgment in order to enforce such award. With respect to money damages, nothing contained herein shall be construed to permit the arbitrator or any court or any other forum to award punitive or exemplary damages. By entering into this agreement to arbitrate, the Parties expressly waive any claim for punitive or exemplary damages. The only damages recoverable under this Agreement are compensatory damages.

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(e) Each Party shall bear its own legal fees in connection with any arbitration procedure. The arbitrator(s) may in his or her discretion assess the arbitrator’s cost, fees and expenses (and those of any expert hired by the arbitrator) against the Party losing the arbitration.

13.7 Governing Law. This Agreement, and all disputes relating to this Agreement, shall be governed by the laws of the State of Delaware, USA, notwithstanding any conflicts of laws provisions thereof.

13.8 Notices. Any notice required or permitted to be given by this Agreement must be in writing, in English. Any and all notices or other communications or deliveries required or permitted to be deemed given and effective if (a) delivered by hand or by overnight courier with tracking capabilities, (b) mailed postage prepaid by first class, registered, or certified mail or (c) delivered by email followed by delivery via either of the methods set forth in Sections 13.8(a) and 13.8(b), in each case, addressed as set forth below unless changed by notice so given:

If to Moderna: [**]

If to Immatics: [**]

Any such notice shall be deemed given on the date received, except any notice received after 5:30 p.m. (in the time zone of the receiving party) on a Business Day or received on a non-Business Day shall be deemed to have been received on the next Business Day. A Party may add, delete, or change the person or address to which notices should be sent at any time upon written notice delivered to the other Party in accordance with this Section 13.8.

13.9 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America or other countries which may be imposed upon or related to Immatics or Moderna from time to time. Each Party agrees that it shall not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.

13.10 No Third-Party Rights or Obligations. There are no express or implied Third Party beneficiaries hereunder. Subject to Section 13.19, no provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights or obligation in any Person not a Party to this Agreement.

13.11 Entire Agreement. This Agreement, together with the Project Agreements, including the Exhibits and Schedules therein and herein, contains the entire agreement by the Parties with respect to the subject matter hereof and supersedes any prior express or implied agreements, understandings and representations, either oral or written, which may have related to the subject matter hereof in any way, including any and all term sheets relating to the transactions contemplated by this Agreement and exchanged between the Parties prior to the Closing Date, provided that this Agreement shall not supersede the terms and provisions of the Prior CDA applicable to any period prior to the Closing Date.

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13.12 English Language. This Agreement is written in the English language, which shall be controlling for all purposes. No translation of this Agreement into any other language shall be of any force or effect in the interpretation of this Agreement or in a determination of the intent of the Parties.

13.13 Independent Contractors. It is expressly agreed that Immatics and Moderna shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency or other fiduciary relationship. Neither Immatics nor Moderna shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party to do so. Neither Party shall treat or report the relationship arising under this Agreement as a partnership for United States tax purposes unless required pursuant to a determination under Section 1313 of the Internal Revenue Code of 1986, as amended.

13.14 Equitable Relief. Notwithstanding anything to the contrary herein, the Parties shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any breach of this Agreement (provided that, in the event of Immatics’ breach or threatened breach of any exclusivity provision of a Project Agreement, Immatics acknowledges and agrees that Moderna shall be entitled to such relief without the necessity of proving the inadequacy of money damages or of posting a bond or other security). Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity. The Parties further agree not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages. The Parties acknowledge and agree that [**].

13.15 Construction. References to this Agreement include all Project Agreements other than where context requires a reference to mean this Agreement absent the Project Agreements. The captions and headings to this Agreement are for convenience only and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections, Exhibits or Schedules mean the particular Articles, Sections, Exhibits or Schedules to this Agreement and references to this Agreement include all Exhibits and Schedules hereto, which are hereby incorporated by reference. References to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation”; (b) the word “or” is used in the inclusive sense (i.e., “and/or”) unless expressly stated to be exclusive; (c) the word “day” or “year” means a calendar day or year unless otherwise specified; (d) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (e) the words

CONFIDENTIAL

“hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole and not merely to the particular provision in which such words appear; (f) the words “shall” and “will” have interchangeable meanings for purposes of this Agreement; (g) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (h) words of any gender include the other gender; (i) words using the singular or plural number also include the plural or singular number, respectively; (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; (k) the phrase “non-refundable, non-creditable” shall not prohibit, limit or restrict either Party’s right to obtain damages in connection with a breach of this Agreement; (l) the word “any” shall mean “any and all” unless otherwise specified; and (m) neither Party shall be deemed to be acting on behalf of the other Party. References in this Agreement to activities, actions, functions or responsibilities carried out “on behalf of” a Party shall not be deemed to include activities, actions, functions or responsibilities carried out by the other Party (or its Affiliates, and in the case of Moderna, its and their Sublicensees as sublicensees of Immatics or its Affiliates).

13.16 Order of Precedence. The Parties intend that this Agreement shall govern the overall relationship and rights and obligations of the Parties to the extent practicable, with Project Agreements intended to specify the particular Research Programs. In case of any inconsistency, ambiguity, or conflict between the terms and conditions of this Agreement, on the one hand, and a Project Agreement (or an exhibit, schedule, or appendix thereto), on the other hand, the terms and conditions of this Agreement shall control unless the Project Agreement expressly supersedes or overrides this Agreement in accordance with the following sentence. If the Parties intend to supersede or override any term or condition of this Agreement in a Project Agreement (or an exhibit, schedule, or appendix thereto), the change to such term or condition of this Agreement to be superseded or overridden shall include an express reference to the applicable provision of this Agreement and an express statement of the Parties’ intention to so supersede or override such provision, and the foregoing override shall apply only to such Project Agreement (or exhibit, schedule, or appendix thereto) and to no other Project Agreement (or exhibit, schedule, or appendix thereto), present or future.

13.17 Waiver; Amendment. A term of this Agreement may be waived only by a written instrument executed by a duly authorized representative of the Party waiving compliance. The delay or failure of any Party at any time to require performance of any provision of this Agreement shall not be deemed a waiver of such obligation, in whole or in part, or impart that provision. Waiver of any breach of any provision of this Agreement shall not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any succeeding occasion. This Agreement may be amended, and any term of this Agreement may be modified, only by a written instrument executed by a duly authorized representative of each Party.

13.18 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Law.

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13.19 Extension to Affiliates. Except as expressly set forth otherwise in this Agreement, each Party shall have the right to extend the rights and immunities granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement (including, for clarity, Section 13.6.2), except this right to extend, shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to the applicable Party extending such rights and immunities. For clarity, the Party extending the rights and immunities granted hereunder shall remain primarily liable for any acts or omissions of its Affiliates.

13.20 Other Activities. Except as expressly provided in this Agreement, each Party may: (a) engage in research, manufacturing, development or commercialization activities that utilize technologies similar to or involve products competitive with those contemplated under this Agreement; and (b) use any publicly available information and research results (including any publicly available information of the other Party) to the same extent as Third Parties generally are legally permitted to do so. Except as expressly provided in this Agreement, nothing in this Agreement, including any obligation to promote Products or any restriction on the use of Confidential Information, shall create: (i) any obligation not to research, develop, manufacture, commercialize or otherwise exploit any product; or (ii) any obligation to utilize a sales force for Products separate from sales forces for other products. Each Party has limited resources, and as a result it is anticipated that personnel assigned to the activities contemplated under this Agreement also may participate in other activities that may utilize technologies similar to or involve products competitive with those contemplated under this Agreement.

13.21 Further Assurances. Each Party shall execute, acknowledge and deliver such further instructions, and to do all such other ministerial, administrative or similar acts, as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Agreement.

13.22 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Electronic, facsimile or PDF image signatures shall have the same binding, legal effect as their originals.

[Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the Execution Date.

IMMATICS BIOTECHNOLOGIES GMBH	MODERNATX, INC.

By: [**]	By: [**]
Name: [**]	Name: [**]
Title: [**]	Title: [**]

By:	[**]
Name: [**]
Title: [**]